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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Tribune Company
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 6, 2007

Dear Shareholder:

You are invited to attend the 2007 Annual Meeting of Shareholders of Tribune Company. The meeting will be held on Wednesday, May 9, 2007, at 11:00 a.m., Central time, at Tribune Tower, 435 North Michigan Avenue, Chicago, Illinois.

At the meeting, we will report on Tribune's 2006 performance and address questions and comments from shareholders. We will also consider the formal items of business described in the accompanying notice and proxy statement.

Regardless of your plans for attending the meeting in person, it is important that your shares be represented at the meeting. Voting your shares by proxy will enable you to vote on the business to be transacted at the meeting whether or not you attend.

We look forward to seeing you at the meeting.

Sincerely,

Dennis J. FitzSimons
 Chairman, President and Chief Executive Officer

NOTICE OF THE 2007
ANNUAL MEETING OF SHAREHOLDERS

The 2007 Annual Meeting of Shareholders of Tribune Company will be held at Tribune Tower, 435 North Michigan Avenue, Chicago, Illinois at 11:00 a.m., Central time, on Wednesday, May 9, 2007, for the purpose of considering and voting on the following matters:

1.
Election of three directors;

2.
Ratification of the selection of PricewaterhouseCoopers LLP as independent accountants;

3.
A shareholder proposal, which proposal is opposed by the Board of Directors; and

4.
Other matters that may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on March 14, 2007 are entitled to vote at the meeting or any adjournment thereof. Although an admission ticket is not required, you will be asked to confirm your identity and stock ownership prior to entering the meeting. If you hold your shares through a broker, please bring a copy of a brokerage statement reflecting your stock ownership as of March 14, 2007.

Whether or not you plan to attend the meeting in person, we urge you to vote your shares on the Internet, by telephone or by returning the enclosed proxy card in the envelope provided. The proxy card contains instructions regarding all three methods of voting.

Shareholders will be admitted to the meeting on a first-come, first-served basis, starting at 10:30 a.m., Central time.

By Order of the Board of Directors,

Crane H. Kenney
 Senior Vice President, General Counsel
and Secretary

April 6, 2007

WEBCAST OF ANNUAL MEETING A live Webcast of the meeting will be available at www.tribune.com

TABLE OF CONTENTS

About the Meeting	1
Stock Ownership	4
Management Ownership	4
Section 16(a) Beneficial Ownership Reporting Compliance	4
Principal Shareholders	5
Corporate Governance	6
Overview	6
Director Independence	6
Policy Regarding Related Person Transactions	7
Communicating with the Board of Directors	8
Board of Directors	9
Board, Board Committees and Meetings	11
Certain Relationships	13
Proposals to be Voted Upon	16
Proposal One—Election of Directors	16
Proposal Two—Ratification of the Selection of Independent Accountants	16
Proposal Three—Shareholder Proposal Concerning Tribune's Classified Board of Directors	16
Audit Committee	18
Report of the Audit Committee	18
Policy on Audit Committee Pre-Approval of Audit, Audit-Related and Permissible Non- Audit Services of Independent Accountants	19
Fees Paid to Independent Accountants	20
Executive Compensation	21
Compensation Discussion and Analysis	21
Compensation & Organization Committee Report	29
2006 Summary Compensation Table	30
2006 Grants of Plan-Based Awards	32
Narrative to Summary Compensation Table and Plan-Based Awards Table	34
2006 Outstanding Equity Awards at Fiscal Year-End	35
2006 Option Exercises and Stock Vested	38
2006 Pension Benefits	38
2006 Nonqualified Deferred Compensation	40
Potential Payments Upon Termination or Change-in-Control	41
2006 Non-Employee Director Compensation	43
Cash Compensation	44
Equity-Based Compensation	44
Shareholder Proposals and Director Nominations	45
Proxy Solicitation Expenses and Electronic Delivery	45
Annual Report	46

435 North Michigan Avenue
Chicago, Illinois 60611

PROXY STATEMENT

This proxy statement contains information relating to the 2007 Annual Meeting of Shareholders of Tribune Company to be held at Tribune Tower, 435 North Michigan Avenue, Chicago, Illinois on Wednesday, May 9, 2007 at 11:00 a.m., Central time, or any adjournment thereof, for the purposes set forth in the accompanying notice. This proxy statement and the accompanying proxy card are being delivered to shareholders on or about April 6, 2007. The Tribune Board of Directors is making this proxy solicitation.

ABOUT THE MEETING

What is the purpose of the annual meeting?

At the annual meeting, shareholders will be asked to vote on the election of three directors, the ratification of the selection of PricewaterhouseCoopers LLP to serve as Tribune's independent accountants for 2007 and a shareholder proposal, each as outlined in the accompanying notice. In addition, management will report on Tribune's 2006 performance and respond to questions and comments from shareholders.

Shareholders may also be asked to consider other matters that may properly come before the meeting or any adjournment thereof. As of the date of this proxy statement, the Board of Directors is not aware of any other matters that will be presented at the meeting.

Shareholders will not be asked to vote at the annual meeting on the approval of the recently announced merger between Tribune and the newly-formed Tribune Employee Stock Ownership Plan. A separate meeting of shareholders is expected to be held later this year to vote upon the merger. Information about the merger and other transactions contemplated thereby, including anticipated changes in the composition of Tribune's Board of Directors, will be contained in reports and other information filed by Tribune with the Securities and Exchange Commission or distributed to Tribune shareholders from time to time.

Who can attend the annual meeting?

All shareholders as of the record date, March 14, 2007, or their duly appointed proxies, can attend the meeting. Seating, however, is limited and admission to the meeting will be on a first-come, first-served basis. Shareholders will be admitted to the meeting, starting at 10:30 a.m., Central time. Please note that if you hold your shares through a broker, you will not be admitted to the meeting unless you bring a copy of a brokerage statement reflecting your stock ownership as of March 14, 2007.

Who is entitled to vote at the annual meeting?

All common shareholders of record at the close of business on the record date, March 14, 2007, are entitled to vote at the meeting. On that date there were 240,391,093 shares of Tribune common stock outstanding. With regard to all matters submitted to a vote at the meeting, holders of common stock are entitled to one vote per share. Holders of shares of any series of Tribune's preferred stock are not entitled to vote at the meeting.

What constitutes a quorum?

The annual meeting will only be held if a quorum is present. The presence, in person or by proxy, of shareholders having a majority of the votes entitled to be cast at the meeting will constitute a quorum to conduct business. Abstentions and broker non-votes are counted as present for establishing a quorum. A broker non-vote occurs when a broker cannot vote on a matter because the broker has not received instructions from the beneficial owner and lacks discretionary voting authority with respect to that matter. At this year's meeting, in accordance with the rules and regulations of the New York Stock Exchange, brokers will have discretionary voting authority with respect to the election of directors and the ratification of the selection of independent accountants, but will not have discretionary voting authority with respect to the shareholder proposal.

How do I vote?

Shareholders of record can vote in person, on the Internet, by telephone or by mail. To vote by mail, complete, sign and date the enclosed proxy card and return it in the enclosed postage-paid envelope. To vote by telephone or on the Internet, follow the instructions on the proxy card. You may specify whether your shares should be voted for all, some or none of the nominees for director, whether your shares should be voted for or against the proposal to ratify the selection of independent accountants and whether your shares should be voted for or against the shareholder proposal. Your shares will be voted as you indicate. Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote your shares in accordance with the Board's recommendations.

You have the right to revoke your proxy at any time before the meeting by:

  •
  delivering a written notice of revocation to Tribune's corporate secretary;
  •
  voting in person by ballot at the meeting;
  •
  returning a later-dated proxy card; or
  •
  entering a new vote by telephone or on the Internet.

If you hold shares through a broker, your broker will instruct you as to how your shares may be voted by proxy, including whether telephonic or Internet voting options are available, and as to how your proxy may be revoked. If you would like to vote in person at the meeting, you must obtain a proxy from your broker and bring it to the meeting.

How do I vote my shares in Tribune's Employee Benefit Plans?

If you hold shares in a Tribune employee benefit plan, such as the Tribune Company Employee Stock Purchase Plan or a 401(k) savings plan, you are entitled to instruct the appropriate plan trustee or nominee how to vote the shares you hold under these plans. Plan participants may give instructions to the appropriate plan trustee or nominee by mail, by telephone or on the Internet by following the procedures described on the proxy card.

Any participant may revoke or modify such instructions prior to May 7, 2007 by delivering written notice to the trustee or nominee. The trustee or nominee will vote shares under Tribune's employee benefit plans in accordance with instructions that it receives by May 7, 2007. Shares held in a 401(k) savings plan for which no instructions are received by May 7, 2007 will be voted in the same proportion as the shares in each plan for which instructions are received. Shares held in the Employee Stock Purchase Plan for which no instructions are received by May 7, 2007 will not be voted.

How many shares are held by Tribune's Employee Benefit Plans?

Computershare Trust Company Inc. is the nominee of the Tribune Company Employee Stock Purchase Plan. The Northern Trust Company is the trustee of each of Tribune's 401(k) savings plans. As of the record date, March 14, 2007, the following shares were held in these plans:

Tribune Company Employee Stock Purchase Plan	3,417,895	shares
Tribune Company 401(k) Savings and Profit Sharing Plan	14,571,148	shares
Times Mirror Savings Plus Plan	302,176	shares
All other Tribune 401(k) savings plans	1,709,252	shares

Who will count the vote?

Computershare Trust Company, N.A., Tribune's transfer agent and registrar, will tabulate the votes and act as inspectors of election.

What vote is required to approve each matter to be voted on?

  •
  Election of Directors. Directors are elected by a plurality of all votes cast at the meeting. This means that the three nominees receiving the highest number of votes cast will be elected. A properly executed proxy marked "WITHHELD" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated.

  •
  Ratification of Selection of Independent Accountants and the Shareholder Proposal. Ratification of the selection of PricewaterhouseCoopers LLP to serve as Tribune's independent accountants for 2007 and adoption the shareholder proposal each require the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote. A properly executed proxy marked "ABSTAIN" with respect to the ratification of the selection of independent accountants or adoption of the shareholder proposal will not be voted with respect to such proposal, although it will be counted for purposes of determining the number of shares represented in person or by proxy and entitled to vote. Accordingly, an abstention will have the same effect as a vote against such matters. Broker non-votes with respect to the shareholder proposal will have no effect on the outcome of the proposal.

  •
  Other Proposals. The required vote for approval of any other matter that may be properly presented at the annual meeting will depend on the nature of the proposal.

What are the Board's recommendations?

The Board of Directors recommends a vote FOR the election of the three nominees for director, FOR the ratification of the selection of PricewaterhouseCoopers LLP to serve as Tribune's independent accountants for 2007 and AGAINST the shareholder proposal. With respect to the shareholder proposal, Messrs. Chandler, Goodan and Stinehart voted in opposition to the Board's recommendation that shareholders vote against such proposal. A detailed discussion of the reasons for the Board's recommendation against the shareholder proposal is contained on pages 16 and 17. With respect to any other matter that properly comes before the meeting or any adjournment thereof, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

STOCK OWNERSHIP

Management Ownership

The following table shows the beneficial ownership of Tribune stock by each director, each executive officer named in the summary compensation table and by all directors and executive officers as a group, in each case as of March 1, 2007. Except as otherwise noted, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Name	Shares of Common Stock Beneficially Owned(1)(2)		Options Exercisable within 60 days
Jeffrey Chandler	11,120	(3)	19,200
Dennis J. FitzSimons	498,202	(4)(5)	1,561,556
Roger Goodan	17,221	(3)	45,200
Donald C. Grenesko	241,848		630,956
Enrique Hernandez, Jr.	11,271		15,200
Betsy D. Holden	8,616		7,200
Luis E. Lewin	22,659		392,310
Robert S. Morrison	13,094		11,200
William A. Osborn	11,959		11,200
John E. Reardon	63,757	(5)	323,487
J. Christopher Reyes	14,953		0
Scott C. Smith	225,278	(4)(5)	577,394
William Stinehart, Jr.	12,617	(3)(5)	31,700
Dudley S. Taft	94,660	(6)	31,200
Miles D. White	6,393		0
Directors and Executive Officers as a group (20 persons)	1,575,485		5,315,413

(1)
On March 1, 2007, there were 240,337,269 shares of common stock outstanding. Each director and executive officer beneficially owns less than 1% of the common stock outstanding. The directors and executive officers as a group beneficially own approximately 2.8% of the common stock outstanding.

(2)
Includes shares of common stock beneficially owned by executive officers under the Tribune Company 401(k) Savings and Profit Sharing Plan. The executive officers have the right to direct the voting of shares allocated to their accounts. Totals for Messrs. FitzSimons, Grenesko, Smith and Lewin do not include unvested restricted stock units held by them; however, each such individual has reached the minimum retirement age and the required years of service and, therefore, the restrictions on the unvested restricted stock units held by them lapse upon the executive's retirement. Messrs. FitzSimons, Grenesko, Smith and Lewin hold 175,000, 71,417, 70,000 and 33,334 unvested restricted stock units, respectively.

(3)
Does not include 22,881,590 shares owned by Chandler Trust No. 1 and 25,244,751 shares owned by Chandler Trust No. 2 (see "Principal Shareholders").

(4)
Does not include 28,023,788 shares owned by the Robert R. McCormick Tribune Foundation and 3,259,000 shares owned by the Cantigny Foundation (see "Principal Shareholders").

(5)
Includes shares held by family members or in family trusts, as follows: Mr. FitzSimons, 7,299 shares; Mr. Reardon, 177 shares; Mr. Smith, 800 shares; and Mr. Stinehart, 7,002 shares.

(6)
Includes 71,209 shares held by Taft Broadcasting Company. Mr. Taft is the sole shareholder of Taft Broadcasting Company.

Section 16(a) Beneficial Ownership Reporting Compliance

Based upon a review of filings with the Securities and Exchange Commission and written representations that no other filings were required to be made, all of Tribune's directors and executive officers complied during fiscal 2006 with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934.

Principal Shareholders

The following table sets forth information with respect to each person or entity who is known to Tribune management to be the beneficial owner of more than 5% of Tribune common stock. All information is as of March 1, 2007.

	Number of Shares	Percent of Class(1)
The Chandler Trusts(2) 350 West Colorado Boulevard, Suite 230 Pasadena, CA 91105	48,716,163	20.26%
Robert R. McCormick Tribune Foundation Cantigny Foundation(3) 435 North Michigan Avenue, Room 770 Chicago, IL 60611	31,282,788	13.02%
T. Rowe Price Associates, Inc.(4) 100 E. Pratt Street Baltimore, MD 21202	17,655,120	7.35%
Ariel Capital Management, LLC(5) 200 E. Randolph Drive, Suite 2900 Chicago, IL 60601	15,337,568	6.38%

(1)
On March 1, 2007, there were 240,337,269 shares of common stock outstanding.

(2)
The trustees of Chandler Trust No. 1 share voting and investment power with respect to 22,881,590 shares and the trustees of Chandler Trust No. 2 share voting and investment power with respect to 25,244,751 shares. In addition, certain trustees beneficially own shares of common stock, as follows: Jeffrey Chandler, 30,320 shares; Camilla Chandler Frost, 427,662 shares; Roger Goodan, 62,421 shares; William Stinehart, Jr., 44,317 shares; and Warren B. Williamson, 25,102 shares. Until October 20, 2007, the trustees of the Chandler Trusts have agreed to vote 11,822,206 of the shares reported above in the same proportion as all other shares are voted on any matter requiring a shareholder vote, including the proposals to be voted on at the 2007 annual meeting. See "Board of Directors—Certain Relationships" for a description of this voting agreement and certain other transactions involving Tribune and the Chandler Trusts.

(3)
The Robert R. McCormick Tribune Foundation owns 28,023,788 shares and the Cantigny Foundation owns 3,259,000 shares. The investment and voting power of each of the Robert R. McCormick Tribune Foundation and the Cantigny Foundation is vested in a board of five directors, consisting of Dennis J. FitzSimons, David D. Hiller, Scott C. Smith and two former Tribune officers. Mr. Hiller is the Publisher of the Los Angeles Times. See "Board of Directors—Certain Relationships" for a description of certain transactions involving Tribune and the Robert R. McCormick Tribune Foundation and the Cantigny Foundation.

(4)
Based upon information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2007. According to information provided by T. Rowe Price Associates, Inc., these securities are owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. serves as investment adviser with power to direct investments and/or sole power to vote the securities. T. Rowe Price Associates, Inc. has sole voting control over 3,632,545 of the shares and has sole dispositive power over all the shares. For purposes of the reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price Associates, Inc. is deemed to be a beneficial owner of such securities; however, T. Rowe Price Associates, Inc. expressly disclaims that it is, in fact, the beneficial owner of such securities.

(5)
Based upon information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2007. According to the Schedule 13G, the shares are owned by investment advisory clients of Ariel Capital Management, LLC and include 13,688,638 shares over which Ariel Capital Management, LLC has the sole voting control and 15,252,628 shares over which Ariel Capital Management, LLC has sole dispositive power.

CORPORATE GOVERNANCE

Overview

Tribune's Board of Directors operates within Board Governance Guidelines, which were first adopted in 2001. The Board Governance Guidelines contain general principles regarding the functions of Tribune's Board of Directors and Board committees, addressing such matters as director qualifications and independence, director and committee responsibilities, Board and Board committee composition, director compensation, executive sessions and annual performance evaluations. Together with Tribune's By-Laws and the charters of the Audit Committee, the Compensation & Organization Committee and the Nominating & Governance Committee, Tribune's Board Governance Guidelines serve as the foundation for Tribune's corporate governance practices.

Tribune's employees and directors must comply with a Code of Business Conduct that was first adopted in 1988. The Code of Business Conduct embodies Tribune's long-standing commitment to high standards of ethical conduct and business practices. Tribune also has in place a Code of Ethics for its Chief Executive Officer and Senior Financial Officers that is designed to promote honest and ethical conduct and full, accurate and timely disclosure in public filings and other communications.

Tribune's corporate governance practice is fully compliant with the rules and requirements of the Securities and Exchange Commission ("SEC") and the New York Stock Exchange ("NYSE"). The Board continually reviews Tribune's polices to ensure that Tribune's corporate governance practices remain sound.

All of Tribune's current corporate governance documents and policies, including the Board Governance Guidelines, committee charters, Code of Business Conduct and Code of Ethics described above, are available on Tribune's website at www.tribune.com and in print to any shareholder who requests them. Tribune's website also includes links to Tribune's Certificate of Incorporation, By-Laws and SEC filings (including the CEO and CFO certifications required under the Sarbanes-Oxley Act of 2002 and director and executive officer Section 16 reports). Requests for printed copies of Tribune's corporate governance documents should be directed to our Corporate Relations Department, Tribune Company, 435 North Michigan Avenue, Chicago, Illinois 60611, telephone (800) 757-1694.

Director Independence

Under Tribune's Board Governance Guidelines, the Board must have a majority of independent directors. A director is "independent" under the NYSE listing standards if the Board affirmatively determines that the director has no material relationship with Tribune directly or as a partner, shareholder or officer of an organization that has a relationship with Tribune. The Board has established categorical standards to assist it in determining director independence, which can be found on Tribune's website at www.tribune.com. According to these standards, a director is not independent if:

  •
  The director is, or has been within the last three years, an employee of Tribune, or an immediate family member of the director is, or has been within the last three years, an executive officer of Tribune.

  •
  The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from Tribune, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

  •
  The director or an immediate family member is a current partner of a firm that is Tribune's internal or external auditor, the director is a current employee of such a firm, the director has an immediate family member who is a current employee of such a firm and who participates in the firm's audit, assurance or tax compliance (but not tax planning) practice, or the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such firm and personally worked on Tribune's audit within that time.

  •
  The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of Tribune's present executive officers at the same time serves or served on that company's compensation committee.

  •
  The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, Tribune for property or services in an amount which, in any of the last three fiscal years, exceeded the greater of $1 million or 2% of such other company's consolidated gross revenues.

  •
  The director is a current employee, or an immediate family member is a current executive officer, of a company which was indebted to Tribune, or to which Tribune was indebted, where the total amount of either company's indebtedness to the other, in any of the last three fiscal years, exceeded 5% or more of such other company's total consolidated assets.

  •
  The director or an immediate family member is a current officer, director or trustee of a charitable organization where Tribune's (or an affiliated charitable foundation's) annual discretionary charitable contributions to the charitable organization, in any of the last three fiscal years, exceeded the greater of $1 million or 5% of such charitable organization's consolidated gross revenues.

Direct or indirect ownership of even a significant amount of Tribune stock by a director who is otherwise independent as a result of the application of the foregoing standards will not, by itself, bar an independence finding as to such director.

The Board has reviewed the independence of our current non-employee directors and found that each of them, namely Jeffrey Chandler, Roger Goodan, Enrique Hernandez, Jr., Betsy D. Holden, Robert S. Morrison, William A. Osborn, J. Christopher Reyes, William Stinehart, Jr., Dudley S. Taft and Miles D. White, is independent within the meaning of the rules of the New York Stock Exchange and under the Board's categorical standards. In making this determination, the Board considered the relationships described under "Board of Directors—Certain Relationships." With respect to Mr. Stinehart, the Board considered the fact that he was a partner in the law firm of Gibson, Dunn & Crutcher LLP until his retirement in December 2004. Gibson, Dunn & Crutcher LLP was external corporate counsel to Times Mirror and has, from time to time, provided legal services to Tribune since the merger. With respect to Mr. Osborn, the Board considered the fact that he is the Chairman and Chief Executive Officer of Northern Trust Corporation, which in 2006, together with its subsidiaries, provided trust, custody, cash management and related services to Tribune and certain of its employee benefit plans and is one of several lenders under Tribune's existing credit facilities. The Board has determined that these relationships are not material and do not cause any non-employee director to be considered not independent under the rules of the New York Stock Exchange and under the Board's categorical standards. Other than the matters described above and the matters described under "Board of Directors—Certain Relationships," there were no related person transactions, relationships or arrangements involving our directors that were considered by the Board in evaluating and determining the independence of the non-employee directors named above. In addition, the Board reviewed the independence of Kathryn C. Turner, who resigned as a director in May 2006, and found that Ms. Turner was independent within the meaning of the rules of the New York Stock Exchange and under the Board's categorical standards through the date of her resignation.

Policy Regarding Related Person Transactions

We or one of our subsidiaries may occasionally enter into transactions with certain "related persons." Related persons include our executive officers, directors, 5% or more beneficial owners of our common stock, immediate family members of these persons and entities in which one of these persons has a direct or indirect material interest. We refer to transactions with these related persons as "related person transactions." Beginning in February 2007, the Audit Committee became responsible for the review and approval of each related person transaction exceeding $120,000. The Audit Committee considers all relevant factors when determining whether to approve a related party transaction including, without limitation, whether the terms of the proposed transaction are at least as favorable to us as those that might be achieved with an unaffiliated third party. Among other relevant factors, the Audit Committee considers the following:

  •
  The size of the transaction and the amount payable to a related person.

  •
  The nature of the interest of the related person.

  •
  Whether the transaction may involve a conflict of interest.

  •
  Whether the transaction involves the provision of goods or services to us that are available from unaffiliated third parties and, if so, whether the proposed transaction is on terms and made under circumstances that are at least as favorable to us as would be available in comparable transactions with or involving unaffiliated third parties.

The policies and procedures relating to the Audit Committee approval of related person transactions are available on our website at www.tribune.com. All of the related person transactions occurring during 2006 and described under the heading "Board of Directors—Certain Relationships" would have been permissible under, and would have been approved by the Audit Committee pursuant to, these policies and procedures had they been in effect in 2006.

Communicating with the Board of Directors

The annual meeting provides an opportunity each year for shareholders to ask questions of and communicate directly with members of Tribune's Board of Directors on matters relevant to Tribune. Pursuant to the Board Governance Guidelines, each director is expected to attend the annual meeting. Each of the eleven directors serving at the time of the 2006 annual meeting of shareholders and continuing in office following the annual meeting was in attendance.

In addition, shareholders and other interested parties may, at any time, communicate with the Chairman of the Nominating & Governance Committee, or non-management directors as a group, by writing to them at the following address:

    Chairman, Nominating & Governance Committee or
    Non-Management Directors of the Board of Directors of Tribune Company
    c/o Tribune Company
    435 North Michigan Avenue
    6th Floor
    Chicago, Illinois 60611
    312-222-4206 (fax)

Copies of written communications received by Tribune at the above address will be provided to the Chairman of the Nominating & Governance Committee or the non-management directors as a group unless they are considered, in the reasonable judgment of the Corporate Secretary, to be improper for submission to the intended recipients. Examples of shareholder communications that would be considered improper for submission include customer complaints, solicitations, communications that do not relate directly or indirectly to Tribune or its businesses or communications that relate to improper or irrelevant topics.

Tribune also maintains a telephone hotline through which investors, employees and other interested parties may submit confidential and anonymous complaints regarding suspected illegal or unethical behavior or other violations of Tribune policy, including complaints regarding accounting or auditing matters and alleged violations of Tribune's Code of Business Conduct. All reports are reviewed and investigated under the direction of an internal compliance committee comprised of representatives from Tribune's legal, internal audit and human resources departments. Any significant complaints regarding Tribune's accounting, internal accounting controls or auditing matters are reported to the Audit Committee of the Board of Directors. The telephone number for this hotline is (800) 216-1772.

BOARD OF DIRECTORS

The following descriptions of the business experience of our nominees and continuing directors include the principal positions they have held from March 2002 to the date of this proxy statement.

Jeffrey Chandler (Nominee) President and Chief Executive Officer of Chandler Ranch Co., one of the largest growers of avocados in California, since 1984. Age: 65. Director since 2000.

Dennis J. FitzSimons
Chairman (since January 2004), Chief Executive Officer (since January 2003), President (since July 2001), Chief Operating Officer (from July 2001 until December 2002) and Executive Vice President (from January 2000 until July 2001) of Tribune Company; President of Tribune Broadcasting Company, a subsidiary of Tribune Company, from May 1997 until January 2003. Class of 2009. Age: 56. Director since 2000.

Roger Goodan
Consultant to various global energy services firms, since December 2001; Vice President of Schlumberger Oilfield Services, a services and technology supplier to the international petroleum industry, from December 2000 until his retirement in December 2001; Executive in operations, engineering and finance positions throughout Schlumberger from 1973 until December 2000. Director of Hydril Company. Class of 2008. Age: 61. Director since 2000.

Enrique Hernandez, Jr.
Chairman and Chief Executive Officer of Inter-Con Security Systems, Inc., an international provider of high-end security and facility support services to government, utilities and industrial customers, since 1986; Co-founder and principal partner of Interspan Communications, a television broadcasting company serving Spanish-speaking audiences, since 1998. Director of McDonald's Corporation and Wells Fargo & Company. Director and Chairman of Nordstrom, Inc. Class of 2008. Age: 51. Director since 2001.

Betsy D. Holden
President-Global Marketing and Category Development of Kraft Foods Inc., a food business unit of Altria Group Inc., from January 2004 through June 2005; Co-Chief Executive Officer of Kraft Foods Inc. from March 2001 until December 2003; President and Chief Executive Officer of Kraft Foods North America from May 2000 until December 2003. Director of Western Union Company. Class of 2009. Age: 51. Director since 2002.

Robert S. Morrison
Interim Chairman and Chief Executive Officer of 3M Company, a diversified technology company, from June 2005 until December 2005. Vice Chairman of PepsiCo, Inc., a processor of packaged foods and beverages, and Chairman of PepsiCo Beverages and Foods North America from August 2001 until his retirement in February 2003; Chairman, President and Chief Executive Officer of The Quaker Oats Company from October 1997 until its merger with PepsiCo in August 2001. Director of 3M Company, Aon Corporation and Illinois Tool Works, Inc. Class of 2009. Age: 65. Director since 2001.

William A. Osborn (Nominee)
Chairman and Chief Executive Officer of Northern Trust Corporation, a multibank holding company, and its principal subsidiary, The Northern Trust Company, since October 1995. Director of Caterpillar Inc. and Northern Trust Corporation. Age: 59. Director since 2001.

J. Christopher Reyes
Chairman of Reyes Holdings, LLC, a food and beverage distribution company, since 1997. Director of The Allstate Corporation and Wintrust Financial Corporation. Class of 2008. Age 53. Director since 2005.

William Stinehart, Jr. Partner in the law firm of Gibson, Dunn & Crutcher LLP from 1977 until his retirement in December 2004. Class of 2009. Age: 63. Director since 2000.

Dudley S. Taft
President and Director of Taft Broadcasting Company, an investor in media and entertainment companies, since 1987. Director of Duke Energy Corporation, Fifth Third Bancorp and UNIFI Mutual Holding Company. Class of 2008. Age: 66. Director since 1996.

Miles D. White (Nominee)
Chairman and Chief Executive Officer of Abbott Laboratories, a broad-based medical products and pharmaceutical company, since 1999. Chairman of the Federal Reserve Bank of Chicago. Director of Abbott Laboratories and Motorola, Inc. Age: 52. Director since 2005.

Board, Board Committees and Meetings

The Board has standing Audit, Compensation & Organization, Executive and Nominating & Governance Committees.

The Board held eight meetings during 2006. Under Tribune's Board Governance Guidelines, directors are expected to attend all Board meetings and all meetings of committees on which they serve. Each director attended at least 75% of the total number of meetings of the Board and its committees on which he or she served during 2006.

Tribune's independent directors also meet in executive sessions without management on a regularly scheduled basis and as they otherwise deem appropriate. The Board, by resolution of a majority of the non-employee directors, designates one non-employee director to preside at the executive sessions. William A. Osborn has been so designated to preside at these sessions. The independent directors met in seven executive sessions in 2006.

In addition, on September 21, 2006, the Board established an independent special committee to oversee management's exploration of alternatives for creating additional value for shareholders. The independent special committee consists of Enrique Hernandez, Jr., Betsy D. Holden, Robert S. Morrison, William A. Osborn, J. Christopher Reyes, Dudley S. Taft and Miles D. White. The independent special committee met six times in 2006.

Audit Committee

The function of the Audit Committee includes reviewing and monitoring Tribune's financial reporting and accounting practices and internal controls, as more fully described in the Report of the Audit Committee on page 18. The Audit Committee operates under a written charter that is annually reviewed by the committee. The current charter is available on Tribune's website at www.tribune.com.

Betsy D. Holden, William A. Osborn (chairman), J. Christopher Reyes and Dudley S. Taft currently serve on the Audit Committee. The Board has determined that all members of the Audit Committee are independent within the meaning of the rules of the New York Stock Exchange and under the Board's categorical standards and satisfy the NYSE's financial literacy and financial management or expertise criteria. In addition, the Board has determined that each member of the Audit Committee is an "audit committee financial expert" as defined in applicable securities laws, rules and regulations. The Audit Committee met seven times in 2006.

Compensation & Organization Committee

The function of the Compensation & Organization Committee includes (i) discharging the Board's responsibilities relating to the compensation of directors and officers of the Company; (ii) annually reviewing and approving corporate goals and objectives relevant to the compensation of the chief executive officer and, after consulting with the chief executive officer, other senior executive officers, evaluating the performance of the chief executive officer and other senior executives in light of those goals and objectives, and determining and approving the chief executive officer's and other senior executive officer's compensation levels based on this evaluation; (iii) overseeing all salary and incentive compensation plans for senior executive officers and other key employees; (iv) granting equity awards to employees under equity plans and taking other actions permitted or required under the plans; (v) reviewing and making recommendations to the Board with respect to the compensation of independent directors; (vi) reviewing and making recommendations to the Board with respect to stock ownership guidelines applicable to employees and independent directors; (vii) participating in the annual management development and succession planning; (viii) forming and delegating authority to subcommittees when appropriate; and (ix) regularly reporting activities of the committee to the Board and reviewing issues with the Board as the Board or the committee deems appropriate.

In 2006, the Compensation & Organization Committee retained Frederic W. Cook, & Co., Inc. as the compensation consultant to the committee. Frederic W. Cook, & Co., Inc. engaged in a study of our employee benefit arrangements, particularly those which were relevant to our senior executive officers, and advised whether any changes would be recommended in order to ensure that our compensation arrangements with our senior executive officers are appropriate. The study included comparisons of our existing compensation arrangements to those of other comparable firms in our industry. During the committee's review of the chief executive officer's and other management's compensation levels, the committee considered the advice it received from Frederic W. Cook, & Co., Inc.; however, the committee was responsible for determining the form and amount of our compensation programs as more fully described under "Executive Compensation—Compensation Discussion and Analysis."

The Compensation & Organization Committee operates under a written charter that is annually reviewed by the committee. The current charter is available on Tribune's website at www.tribune.com.

Jeffrey Chandler, Enrique Hernandez, Jr., Robert S. Morrison (chairman) and Miles D. White currently serve on the Compensation & Organization Committee. The Board has determined that all members of the Compensation & Organization Committee are independent within the meaning of the rules of the New York Stock Exchange and under the Board's categorical standards. The Compensation & Organization Committee met five times in 2006.

Nominating & Governance Committee

The function of the Nominating & Governance Committee includes serving as Tribune's nominating committee for all directors other than those nominated by the Chandler Trusts (see "Certain Relationships"), and in that capacity identifies and recommends Board candidates. In performing this function, the Nominating & Governance Committee seeks nominees from diverse professional backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity. Directors should have experience in positions with a high degree of responsibility, be leaders in the organizations with which they are affiliated, be selected based upon contributions they can make to the Board and management and be free from relationships or conflicts of interest that could interfere with the director's duties to Tribune and its shareholders. The committee also considers the independence of the candidates in order to ensure that Tribune's Board satisfies applicable independence criteria. Although the committee considers the views of Tribune's chief executive officer, it makes its own determination as to whether the candidates under consideration satisfy the above director qualifications and are otherwise suitable director candidates.

The Nominating & Governance Committee also considers director candidates recommended by shareholders, who are evaluated using the same criteria applied to other director candidates. See "Shareholder Proposals and Director Nominations" for a description of the procedures that must be followed in order for a shareholder to nominate a director.

The Nominating & Governance Committee has sole authority to retain and terminate any search firm used to identify director candidates, including approving its fees and other retention terms. In this regard, from time to time the committee has retained a director search firm, whose function is to bring specific director candidates to the attention of the committee.

In addition, the Nominating & Governance Committee, in conjunction with the presiding non-management director, leads the Board in an annual performance evaluation. The committee also periodically reviews and makes recommendations to the Board with respect to the size, structure and meeting frequency of the Board and Board committees and periodically reviews and reassesses the adequacy of the Board's Governance Guidelines.

The Nominating & Governance Committee operates under a written charter that is annually reviewed by the committee. The current charter is available on Tribune's website at www.tribune.com.

Roger Goodan, Enrique Hernandez, Jr. (chairman), Robert S. Morrison, J. Christopher Reyes and William Stinehart, Jr. currently serve on the Nominating & Governance Committee. The Board has determined that all members of the Nominating & Governance Committee are independent within the meaning of the rules of the New York Stock Exchange and under the Board's categorical standards. The Nominating & Governance Committee met three times in 2006.

Executive Committee

The Executive Committee exercises the authority of the Board on such matters as are delegated to it by the Board from time to time and exercises the authority of the Board between meetings. Dennis J. FitzSimons (chairman), Enrique Hernandez, Jr., Robert S. Morrison, William A. Osborn and William Stinehart, Jr. currently serve on the Executive Committee. The Executive Committee met one time in 2006.

Certain Relationships

Chandler Trusts. Three members of the Board, Jeffrey Chandler, Roger Goodan and William Stinehart, Jr., are trustees of two trusts known as the "Chandler Trusts." Mr. Chandler and Mr. Goodan are also beneficiaries of these trusts. The Chandler Trusts were the principal shareholders of The Times Mirror Company prior to the merger of Times Mirror into Tribune on June 12, 2000. In connection with the merger, the Chandler Trusts exchanged their Times Mirror common stock for 36,304,135 shares of Tribune common stock and Tribune amended its By-Laws to grant the Chandler Trusts the right to nominate three directors, one for each class of Tribune's Board of Directors. The Chandler Trusts' nominating rights will end on the earlier of the termination of the trusts or the sale of 15% or more of the shares of Tribune common stock they received at the time of the merger. As long as the Chandler Trusts have these rights, neither the Board of Directors nor any Board committee may nominate any person in opposition to the three Chandler Trust nominees. Jeffrey Chandler, Roger Goodan and William Stinehart, Jr. were the Chandler Trusts' initial nominees and became directors of Tribune following the merger. Mr. Chandler and Mr. Goodan are cousins (see "Stock Ownership—Principal Shareholders").

In 1997, the Chandler Trusts and Times Mirror entered into a transaction which, through the formation of TMCT, LLC ("TMCT"), enabled Times Mirror to retire for accounting purposes a substantial block of Times Mirror stock. Times Mirror and its affiliates contributed to TMCT real property used in Times Mirror's business operations and cash and the Chandler Trusts contributed Times Mirror stock. Times Mirror leased back the real property under long-term leases. Upon completion of the merger of Times Mirror into Tribune, Tribune assumed these leases and the Times Mirror stock held by the limited liability company was converted into Tribune stock. In 2006, $20,300,792 of lease payments and $4,005,936 in dividends received on the Tribune stock held by TMCT were allocated to the Chandler Trusts.

In 1999, the Chandler Trusts and Times Mirror formed TMCT II, LLC ("TMCT II") and entered into a similar transaction that again enabled Times Mirror to retire for accounting purposes a substantial block of stock. Times Mirror's contribution to TMCT II consisted of cash and securities. The Chandler Trusts again contributed Times Mirror stock that was converted into Tribune stock upon completion of the merger of Times Mirror into Tribune. In 2006, $7,440,746 in dividends received on the Tribune stock held by TMCT II were allocated to the Chandler Trusts.

On September 21, 2006, Tribune and the Chandler Trusts entered into agreements to restructure TMCT and TMCT II. Under the terms of the agreements, Tribune received on September 22, 2006, a total of 38.9 million shares of Tribune common stock and all 1.1 million shares of Tribune's preferred stock held collectively by TMCT and TMCT II. Following the distributions by TMCT and TMCT II, Tribune's interests in each of TMCT and TMCT II were reduced to approximately five percent. The agreements also provided for certain put and call options, which are exercisable at fair market value beginning in September 2007, relating to Tribune's remaining ownership interests in TMCT and TMCT II.

In addition, on September 22, 2006, Tribune and TMCT amended the lease agreement for the eight properties Tribune leases from TMCT. Under the terms of the amended lease, Tribune was granted an accelerated option to acquire the eight properties during the month of January 2008 for $175 million. Tribune was also granted an option to acquire the leased properties from February 8, 2008 to three months prior to the expiration of the amended lease at the higher of fair market value or $195 million. In addition, the amendment extended the properties' current fixed rental rate through August 7, 2021.

On October 20, 2006, the remaining 12.4 million shares of Tribune common stock held by TMCT and TMCT II were distributed to Tribune and the Chandler Trusts in accordance with their respective ownership interests. Tribune received 0.6 million shares and the Chandler Trusts received 11.8 million shares. Until October 20, 2007, the trustees of the Chandler Trusts have agreed to vote the 11.8 million shares in the same proportion as all other shares are voted on any matter requiring a shareholder vote, including the proposals to be voted on at the 2007 annual meeting. Information pertaining to Tribune's investments in TMCT and TMCT II is provided in Note 7 to the consolidated financial statements included in the Tribune's Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

Compensation Committee Interlocks and Insider Participation. As described above, Jeffrey Chandler is a trustee and a beneficiary of the Chandler Trusts. The Chandler Trusts and Tribune are members of TMCT, LLC and TMCT II, LLC, which were restructured during 2006 pursuant to the transactions described above. Mr. Chandler served as a member of Tribune's Compensation & Organization Committee in 2006.

Robert R. McCormick Tribune Foundation and Cantigny Foundation. On May 30, 2006, Tribune initiated a modified "Dutch Auction" tender offer pursuant to which it acquired 45,026,835 shares of its common stock at a price of $32.50 per share on July 5, 2006. Tribune also acquired 10 million shares of its common stock, in the aggregate, from the Robert R. McCormick Tribune Foundation and the Cantigny Foundation on July 12, 2006 at a price of $32.50 per share.

In connection with Tribune's publicly announced exploration of strategic alternatives, the Robert R. McCormick Tribune Foundation and the Cantigny Foundation have taken the following actions: (i) established an Advisory Committee of its Board of Directors consisting of two directors who are not employed by Tribune to analyze and evaluate the course of action that the Foundations should take with respect to their shares of Tribune's common stock, (ii) engaged a financial advisor and (iii) executed a non-disclosure agreement with Tribune to obtain access to certain of Tribune's confidential information.

Tribune and its subsidiary, Chicago Tribune Company, lease office space and space for the McCormick Tribune Freedom Museum to the Robert R. McCormick Tribune Foundation and, together with other Tribune business units, provide services to the Robert R. McCormick Tribune Foundation. During 2006, the Foundation paid $2,860,793 to Tribune business units for the leased space and services.

PROPOSALS TO BE VOTED UPON

PROPOSAL ONE—ELECTION OF DIRECTORS

The Board currently consists of eleven members and is divided into three classes. Directors for each class are elected at the annual meeting held in the year in which the term for their class expires. Three directors will be elected at this year's annual meeting for terms expiring at the 2010 annual meeting. The nominees receiving the highest number of votes cast at the meeting will be elected.

Unless contrary instructions are given, all proxies will be voted for the election of Jeffrey Chandler, William A. Osborn and Miles D. White to hold office until the 2010 annual meeting. Information regarding each of the nominees and the other directors continuing in office is set forth on pages 9 through 15.

Each of the nominees is an incumbent director. If any of the nominees becomes unavailable for election, an event that is not now anticipated, proxy holders will vote for the election of a substitute nominee as may be selected by the Board.

The Board recommends a vote FOR the election of Jeffrey Chandler, William A. Osborn and Miles D. White as Tribune directors.

PROPOSAL TWO—RATIFICATION OF THE SELECTION OF INDEPENDENT ACCOUNTANTS

The Audit Committee has selected PricewaterhouseCoopers LLP to serve as Tribune's independent accountants for the 2007 fiscal year. Representatives of PricewaterhouseCoopers LLP will be present at this year's annual meeting and will be available to respond to appropriate questions and to make a statement if they desire to do so.

The Board and the Audit Committee recommend a vote FOR ratification of the selection of PricewaterhouseCoopers LLP as Tribune's independent accountants.

PROPOSAL THREE—SHAREHOLDER PROPOSAL CONCERNING TRIBUNE'S CLASSIFIED BOARD OF DIRECTORS

Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Ave. N.W. Suite 215, Washington, D.C. 20037, owner of 250 shares of Tribune common stock, has given notice that she intends to present at the 2007 Annual Meeting the following proposal, which is OPPOSED by the Board of Directors.

Shareholder Proposal

  RESOLVED: That the stockholders of TRIBUNE CO. recommend that the Board of Directors take the necessary steps to instate the election of directors ANNUALLY, instead of the stagger system which was recently adopted.

Supporting Statement

  REASONS: The great majority of New York Stock Exchange listed corporations elect all their directors each year.

  This insures that ALL directors will be more accountable to ALL shareholders each year and to a certain extent prevents the self-perpetuation of the Board.

  Many companies in recent years have adopted MY resolution to end the stagger system including: Starwood, Marriott, Host Marriott, Goldman Sachs, Lehman Bros, Morgan Stanley, Dow Jones, Carr America, Merck, Bristol Myers Squibb, Federated, P&G and others.

  Last year the owners of 115,602,172 shares, representing approximately 46.8% of shares voting, voted for this proposal.

  If you AGREE, please vote YOUR shares FOR this proposal.

Board of Directors Statement Against Shareholder Proposal

The Board of Directors recommends a vote AGAINST this proposal for the following reasons:

The Board and the Nominating & Governance Committee have given this proposal careful consideration and believe that it should not be implemented. Under Tribune's Certificate of Incorporation, the Board is divided into three classes with directors elected to staggered terms. This classified structure has been in place since 1974 and has been and continues to be an integral part of Tribune's overall governance structure.

The Board and the Nominating & Governance Committee review Tribune's selected corporate governance practices annually and have each concluded that Tribune's classified board structure continues to be in the best interests of Tribune and its shareholders.

The Board and the Nominating & Governance Committee believe that a classified board is more advantageous to, and serves the best interests of, Tribune and its shareholders than a board that would be elected annually for the following reasons:

  •
  Protection Against Unfair and Abusive Takeover Tactics.  A classified board is designed to safeguard the corporation against the efforts of a third party intent on quickly taking control of, and not paying fair value for, the business and assets of the corporation. The classified board structure enhances the ability of the Board to negotiate the best results for all shareholders in these circumstances. It would not preclude a takeover, but it would afford Tribune time to evaluate the adequacy and fairness of any takeover proposal, negotiate with the sponsor on behalf of all shareholders and weigh alternatives, including the continued operation of Tribune's businesses, to provide maximum value for all shareholders.

  •
  Stability and Continuity.  The three-year staggered terms are designed to provide stability, enhance mid- and long-term planning and ensure that a majority of Tribune's directors at any given time have prior experience as directors of Tribune. This ensures that the Board has solid knowledge of Tribune's business and strategy. Directors who have experience with Tribune and knowledge about its business and affairs are a valuable resource and are better positioned to make the fundamental decisions that are best for Tribune and its shareholders. At the same time, Tribune shareholders have an opportunity each year to vote on several directors and to shape the decision-making of the Board accordingly.

  •
  Accountability to Shareholders.  The Board further believes that annual elections for each director are not necessary to promote accountability. All directors are required to uphold their fiduciary duties to Tribune and its shareholders, regardless of how often they stand for election. The Board believes that directors elected to three-year terms are not insulated from this responsibility and are as accountable to shareholders as directors elected annually.

  •
  Corporate Governance.  The Board is committed to corporate governance practices that will benefit Tribune's shareholders and regularly examines these practices in light of the changing environment. Tribune's Board Governance Guidelines focus on the independence and quality of the members of the Board and its effective functioning. The Board notes that numerous well respected U.S. corporations and institutional investors have classified boards.

The statements set forth above in opposition to this proposal reflect the views of all Board members (other than Messrs. Chandler, Goodan and Stinehart, each of whom voted in opposition to the Board's recommendation on this proposal). It is also important to note that approval of this proposal by shareholders would not in itself effectuate the changes contemplated by the proposal. Further action by shareholders and the Board would be required to amend the Company's Amended and Restated Certificate of Incorporation.

At the 2006 Annual Meeting, this proposal was defeated by Tribune's shareholders.

AUDIT COMMITTEE

Report of the Audit Committee

The Audit Committee is responsible for reviewing and monitoring Tribune's financial reporting and accounting practices. The Audit Committee also assesses the qualifications and independence of Tribune's independent accountants, the performance of Tribune's internal auditors and independent accountants, and the effectiveness of Tribune's compliance and ethics program. In performing its duties, the Audit Committee meets regularly with representatives of Tribune's management, internal auditors, legal counsel and independent accountants. The Audit Committee also reviews with Tribune's internal auditors and independent accountants the overall scope and plans for their respective audits. The independent accountants report directly to the Audit Committee and both the internal auditors and independent accountants have direct access to the Audit Committee.

Management is responsible for the preparation, integrity and fair presentation of Tribune's consolidated financial statements and related financial information. Management is also responsible for establishing, maintaining and assessing a system of internal controls designed to provide reasonable assurance to Tribune's management and the Board regarding the preparation of reliable published financial statements. In fulfilling its responsibilities, the Audit Committee reviewed and discussed with management Tribune's audited consolidated financial statements and the report of management on internal controls over financial reporting for the fiscal year ended December 31, 2006. The Audit Committee also discussed with management the quality, not just the acceptability, of Tribune's financial reporting and accounting practices.

The independent accountants are responsible for expressing an opinion on the conformity of the audited consolidated financial statements with accounting principles generally accepted in the United States of America. The independent accountants are also responsible for expressing an opinion on the effectiveness of Tribune's internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing a report thereon. The Audit Committee discussed with the internal auditors and independent accountants the results of their examinations and their evaluations of Tribune's internal controls over financial reporting. The Audit Committee also reviewed with the independent accountants their judgments as to the quality, not just the acceptability, of Tribune's financial reporting and discussed the matters described in Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees." In addition, the Audit Committee discussed with the independent accountants their independence from management and Tribune, and reviewed the accountants' written disclosures required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees."

In addition to conducting the integrated audit of Tribune's consolidated financial statements and internal controls over financial reporting, the independent accountants provided other audit-related and permissible non-audit services to Tribune during fiscal year 2006. The Audit Committee reviewed the audit-related and permissible non-audit services provided by the independent accountants and determined that the provision of these services is compatible with the maintenance of their independence from management and Tribune. The Audit Committee must pre-approve all audit, audit-related and permissible non-audit services to be performed by the independent accountants, subject to certain de minimis exceptions for permissible non-audit services that are approved by the Audit Committee prior to the completion of the audit. The Audit Committee also reviews with Tribune's Chief Executive Officer and Chief Financial Officer the processes by which such officers make certifications required by the Sarbanes-Oxley Act of 2002.

The Board accepted the Audit Committee's recommendation that the audited consolidated financial statements for the fiscal year ended December 31, 2006 be included in the Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

Betsy D. Holden
William A. Osborn, Chairman
J. Christopher Reyes
Dudley S. Taft

Policy on Audit Committee Pre-Approval of Audit, Audit-Related and Permissible Non-Audit Services of Independent Accountants

The Audit Committee has responsibility for appointing, setting fees, and overseeing the work of the independent accountants. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit, audit-related and permissible non-audit services provided by the independent accountants, subject to de minimis exceptions for non-audit services that are approved by the Audit Committee prior to the completion of the audit. The projects and categories of service that the Audit Committee pre-approves are as follows:

Audit Services. Audit services include work performed in connection with the audit of consolidated financial statements, as well as work that is normally provided by the independent accountants in connection with statutory and regulatory filings or engagements. These services include work performed in connection with the audit of internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002.

Audit-Related Services. These services are for assurance and related services that are traditionally performed by the independent accountants and that are reasonably related to the work performed in connection with the audit, including due diligence related to mergers and acquisitions, employee benefit plan audits and audits of subsidiaries and affiliates.

Tax Services. These services are related to tax compliance, tax advice and tax planning.

Other Services. These services include all other permissible non-audit services provided by the independent accountants and are pre-approved on an engagement-by-engagement basis.

Prior to the engagement of the independent accountants, the Audit Committee pre-approves these services by category of service. The fees are budgeted and the Audit Committee requires the independent accountants and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent accountants for additional services not contemplated in the original pre-approval for which advance approval is required. In those instances, the Audit Committee pre-approves the services before engaging the independent accountants.

The Audit Committee has delegated pre-approval authority to the chair of the committee. The chair must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Fees Paid to Independent Accountants

The fees for all services provided by the independent accountants for the fiscal years ended December 31, 2006 and December 25, 2005 are shown below (in thousands):

	2006	2005(1)
Audit Fees (2)	$2,435	$2,153
Audit-Related Fees (3)	1,543	686
Tax Fees	0	0
All Other Fees
Employee benefit plan filings	160	163
Accounting research software license	2	2

Total all services	$4,140	$3,004

(1)
For 2005, $47,000 of fees which were previously reported as Audit Fees have been reclassified as Audit-Related Fees to conform to the 2006 presentation.

(2)
Fees for the integrated audit of Tribune's annual consolidated financial statements and internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002. Fees also include reviews of quarterly Forms 10-Q.

(3)
Includes audits of Tribune's employee benefit plans, audits of certain Tribune affiliates and audits of subsidiary financial statements. 2005 also includes accounting consultations related to pension matters. The increase in 2006 is primarily attributable to additional auditing of subsidiary financial statements.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section provides information regarding the 2006 compensation program in place for our principal executive officer, principal financial officer and the three most highly-compensated executive officers other than the principal executive officer and principal financial officer (collectively, the "NEOs"). It includes information regarding, among other things, the overall objectives of our compensation program and each element of compensation that we provide.

Objectives of Our Compensation Program

The Compensation & Organization Committee of our Board of Directors (the "Committee") has the responsibility to review annually and approve corporate goals and objectives relevant to the compensation of our principal executive officer, to evaluate our principal executive officer's performance in light of those goals and objectives and, based on that evaluation, to determine and approve the principal executive officer's compensation level. The Committee also has the responsibility to review annually with the principal executive officer and approve the compensation for the other senior executive officers, including the NEOs. The Committee acts pursuant to a charter that has been approved by the Board.

The compensation program for our NEOs and other senior executive officers is designed to attract and retain top-quality management employees who can contribute to our long-term success and thereby build value for our shareholders. Elements of the compensation program are designed to reflect the performance of Tribune as a whole, the individual performance of the employee and the competitive conditions in the lines of business and geographic areas in which Tribune operates. Incentive awards are paid pursuant to the Tribune Company Incentive Compensation Plan (the "Incentive Plan"), which was approved by shareholders at the Annual Meeting of Shareholders in 2004.

The program is organized around four fundamental principles:

A Substantial Portion of NEO Compensation Should Be Performance-Based. Our compensation program is designed to reward superior performance. It accomplishes this in a number of ways. In terms of cash compensation, annual cash bonus targets for each NEO under the management incentive plan ("MIP") provisions of the Incentive Plan are established based on a percentage of an NEO's base compensation. Whether and to what extent MIP bonuses are paid depends on the extent to which the company-wide, group and/or individual goals set by the Committee are achieved during the year. In addition, annual salary increases or decreases and the size and type of equity awards for NEOs are determined by the Committee in February based on company-wide, group and/or individual performance during the year.

A Meaningful Portion of NEO Compensation Should Be Delivered in the Form of Equity Awards. We believe that a meaningful portion of total compensation should be delivered in the form of equity in order to align more directly the interests of our NEOs with the interests of our shareholders. In 2006, the equity compensation provided to each NEO consisted of restricted stock units and stock options that, in each case, vest based on the passage of time and continued employment.

Our Compensation Program for NEOs Should Enable Us to Compete for and Retain First-Rate Executive Talent. Shareholders are best served when we can attract and retain talented executives with compensation packages that are competitive and fair. In order to assist in retaining executive talent, the compensation packages for NEOs include both a short- and long-term component, with vesting requirements for equity awards based on the passage of time and continued employment. We strive to create compensation packages for NEOs that deliver total compensation that is between the 50th percentile and the 75th percentile of the total compensation delivered by certain peer companies with which we compete for executive talent. To assist in making this comparison and to ensure that the compensation packages for NEOs are competitive, the Committee utilizes the Towers Perrin Media

Industry Executive Compensation Survey and other executive compensation surveys, which provide data concerning relative compensation of other companies. In addition, the Committee engages Frederic W. Cook, & Co., Inc., a nationally-known compensation consulting firm, to provide information regarding compensation levels and practices of peer companies including, specifically, Belo Corp., Clear Channel Communications, Inc., Dow Jones & Company, Inc., Gannett Co., Inc., Hearst-Argyle Television, Inc., IAC/InterActive Corp., The McClatchy Company, McGraw-Hill Companies, Inc., The New York Times Company, The E.W. Scripps Company and The Washington Post Company (the "Peer Group").

Our Compensation Program for NEOs Should Be Fair and Perceived as Such, Both Internally and Externally. We endeavor to create a compensation program that is fair and perceived as fair, both internally and externally. This is accomplished by comparing the compensation that is provided to our NEOs to the compensation provided to officers of the other companies included in survey data and those in the Peer Group, as a means to measure external fairness. We also compare compensation of the NEOs to other senior employees of the Company, as a means to measure internal fairness.

Elements of Our Compensation Program

This section describes the various elements of our compensation program for NEOs, together with a discussion of various matters relating to those items, including why each item is included in the compensation program. The Committee believes that its current compensation program for NEOs achieves an appropriate balance with respect to the pursuit of both short and long-term performance goals. The mix of equity and cash compensation described below gives our NEOs a substantial alignment with shareholders, while also providing the Company with a mechanism for retaining executive talent.

Cash Compensation

Cash compensation is paid in the form of salary and bonuses. Salary is included in the Company's NEO compensation package because the Committee believes it is appropriate that some portion of the compensation that is provided to NEOs be provided in a form that is fixed and liquid. Annual performance-based bonuses, which are paid pursuant to the MIP, are included in the package in order to provide incentives to our NEOs, in any particular year, to pursue objectives that the Committee believes are consistent with the overall goals and strategic direction that the Board has set for the Company. The amount of cash compensation that is paid in the form of salary as compared to annual performance-based bonuses is determined by the Committee in a manner designed to achieve the four fundamental principles set forth above.

The components comprising the cash portion of total compensation are described below.

Salary.    Base salaries for NEOs for any given year are generally approved by the Committee at its meeting in February. With respect to the other NEOs and other senior executive officers, the Committee makes its final determination based on the recommendation of, and after discussions with, Mr. FitzSimons, our Chairman, President and Chief Executive Officer. Increases or decreases in base salary on a year-over-year basis are dependent on the Committee's assessment of company-wide, group and/or individual performance and the salary levels of our executives as compared to the other companies included in the survey data and those in the Peer Group.

MIP.    The MIP provides cash compensation to NEOs to the extent that performance conditions set by the Committee are met. Target bonuses under the MIP are set each year by the Committee in February.

In determining the amount of target bonuses under the MIP, the Committee considers several factors, including:

  •
  the desire to tie a substantial portion of total compensation to company-wide, group and/or individual performance;

  •
  the relative level of cash compensation, at target and actual achievement levels, of our executives as compared to the other companies included in the survey data and Peer Group; and

  •
  the advice of Frederic W. Cook & Co., Inc. as to compensation practices at other companies in the Peer Group.

Performance objectives for the MIP are developed through an iterative process. Based on a review of business plans, management, including the NEOs, develops preliminary recommendations for Committee review. The Committee reviews management's preliminary recommendations and establishes final goals. In establishing final goals, the Committee seeks to ensure that the incentives provided pursuant to the MIP are consistent with the strategic goals set by the Board, that the goals set are sufficiently ambitious so as to provide a meaningful incentive and that bonus payments, assuming target levels of performance are attained, will be consistent with the overall NEO compensation program established by the Committee.

The Committee, based on management's preliminary recommendation, approves the financial performance criteria and the individual performance goals that will be used to determine whether and to what extent NEOs will receive payments under the MIP. For fiscal 2006, the Committee selected operating cash flow plus income from equity investments as the relevant financial performance criteria. The Committee selected these measures because it believes that operating cash flow is an important indicator of the operational strength and performance of the Company's businesses and that equity investment results are important to the future growth of the Company. Target bonuses for NEOs with respect to bonuses paid for 2006 ranged from 60% to 125% of base salary and were based on the NEO's level of responsibility and ability to affect the Company's results. MIP bonuses for corporate executives, including Messrs. FitzSimons, Grenesko and Lewin, were based on the achievement of consolidated goals, while the MIP bonuses for Messrs. Smith and Reardon were based on achievement of the goals for the publishing group and the broadcasting group, respectively.

Actual payments under the MIP can range, on the basis of financial performance, from 0% (threshold) to 200% (maximum) of the target bonus established by the Committee as follows:

Company or Group Performance Level	Payment Level
Below 85% of goal	Discretionary
At 85% of goal	40% of target
Every 1% increase between 85% and 100% of goal	An additional 4% of target
At 100% of goal	100% of target
Every 1% increase between 100% and 115% of goal	An additional 6 2/3% of target (to a maximum of 200%)

For fiscal 2006, the Company, on a consolidated basis, and the broadcasting group achieved or exceeded their respective financial performance goals, while the publishing group did not achieve its financial performance goal.

At each payment level specified above, the Committee may elect to grant an MIP award to an NEO in an amount at or above the specified level based on an NEO's achievement of the pre-determined individual performance goals established by the Committee. The individual performance goals consist of specific strategic and operational goals for the Company and for the publishing and broadcasting groups which are designed to maximize revenue opportunities and aggressively manage resources. In addition, the Committee reserves the discretion to reduce or not pay bonuses under the MIP even if the relevant financial performance goals are met and the relevant individual performance goals are achieved.

Awards granted to the NEOs for fiscal 2006 are reflected in the 2006 Summary Compensation Table contained in this Proxy Statement. No award was granted to an NEO that was not related to the achievement of the financial performance goals or pre-determined individual performance goals.

Equity Compensation

The Committee believes that a meaningful portion of each NEO's compensation should be in the form of equity awards, as such awards serve to align more directly the interests of NEOs and our shareholders. In addition, in order to assist in retaining executive talent, the equity awards include vesting requirements based on the passage of time and continued employment. Equity awards to our NEOs are made pursuant to the Incentive Plan. The Incentive Plan allows for the use of a wide variety of equity-based awards, including stock options, restricted stock and restricted stock units.

Prior to 2006, equity grants were provided to NEOs solely in the form of non-qualified stock options. In 2006, NEOs received their equity awards in stock options and in restricted stock units that, in each case, vest based on the passage of time and continued employment. In granting equity awards for 2006, including the grants to the NEOs, the Committee considered each of the following primary factors related to equity grants from prior years. These primary factors contributed to the Committee's decision to grant a combination of stock options and restricted stock units to each NEO.

  •
  The substantial reduction in the size and value of all stock option grants in the three years prior to 2006. The total number of all stock options granted in February 2005 was 49% lower than the total number of stock options granted in February 2002, and the aggregate grant date fair value of the stock options granted in February 2005 was 61% less than the aggregate grant date fair value of the stock options granted in February 2002.

  •
  The elimination of the replacement feature for all stock options awarded after 2003 and the reduction in the term of stock options from ten to eight years in 2005 and after, which in each case reduced the grant date fair value of such stock options.

  •
  Peer company practice with respect to the grant of "full-value" stock awards such as restricted stock or restricted stock units.

  •
  The Company's competitive position with respect to executive compensation and the fact that all outstanding annual Tribune stock option awards granted since 1998 were out-of-the-money and thereby did not provide any retention incentives for executive talent.

The amount of equity compensation that is provided to each NEO in a given year is generally determined by reference to survey data for the prior year. That is, the Committee each year approves an equity award or awards for each NEO that would provide total compensation, taking into account base salary and MIP as well as equity compensation, that is between the 50th percentile and the 75th percentile when compared to the other companies included in the survey data and those in the Peer Group. The percentage that the Committee selects for these purposes in a given year is dependent on the Committee's assessment, for that year, of the appropriate balance between cash and equity compensation.

A description of the form of equity awards that have been made to NEOs under the Incentive Plan follows:

Stock Options.    Stock options granted under the Incentive Plan may vest on the basis of the satisfaction of performance conditions established by the Committee or on the basis of the passage of time and continued employment. Stock options that vest on the basis of the passage of time and continued employment generally vest in equal annual installments over a period of four years from the grant date for options granted prior to February 2006 and over a period of three years from the grant date for the annual grants made on or after February 2006. The stock options awarded in February 2006 and 2005 were for eight-year terms, two years shorter than the ten-year terms of the stock options awarded in prior years. The two-year reduction in term reduced stock-based compensation expense with respect to those stock options. The Committee has the ability to modify both the term and vesting schedule for new stock option grants within the parameters of the Incentive Plan. All options are granted with an exercise price equal to the closing market price of a share of our common stock on the date of grant, and stock option re-pricing is expressly prohibited by the Incentive Plan's terms without shareholder approval.

Restricted Stock Units.    Restricted stock units ("RSUs") convert into shares of our common stock if the recipient is still employed by us on the date that specified restrictions lapse. Restricted stock units granted under the Incentive Plan may vest on the basis of the satisfaction of performance conditions established by the Committee or on the basis of the passage of time and continued employment. Outstanding restricted stock units that vest on the basis of the passage of time and continued employment vest over a three-year period. For grants made to the NEOs in 2006, the restrictions lapse in stages, with restrictions lapsing on one-third of the shares each year. However, with respect to the grant of 12,000 restricted stock units made to Mr. Lewin, the restrictions lapse all at once, with 100% vesting following the third anniversary of continued employment. Recipients of restricted stock units receive dividend equivalents on RSUs which vest at the same time as the RSUs on which they were granted and which are paid in additional shares. RSUs do not contain voting rights with respect to Company stock prior to conversion into shares of common stock.

Practices Regarding the Grant of Options

The Committee has generally followed a practice of making all annual option grants to its executive officers on a single date each year and at a time when material information regarding our performance for the preceding year has been disclosed. Since February 1999, the Committee has granted these annual awards at its regularly-scheduled meeting in February. The February meeting date generally occurs within four weeks after the issuance of the release reporting the Company's earnings for the previous fiscal year. We do not otherwise have any program, plan or practice to time annual option grants in coordination with the release of material non-public information.

While the vast majority of our option awards to NEOs have historically been made pursuant to our annual grant program, we retain the discretion to make additional awards to NEOs or other employees at other times, in connection with the initial hiring of a new officer, in connection with promotions, for retention purposes or otherwise. No such awards have been made to any of the NEOs.

Prior to 2004, replacement stock options ("replacement options") were granted simultaneously with the exercise of the original stock option if an NEO or other key employee exercised a stock option by surrendering currently owned shares to purchase the shares subject to the original stock options as well as to satisfy related tax withholding obligations. In February 2004, Tribune suspended the practice of issuing stock options with a replacement feature. Replacement stock options are subject to the same terms and conditions as the original options, including the expiration date, except that the exercise price of a replacement stock option is the fair market value on the date of its grant rather than the exercise price of the original stock option. Also, replacement stock options do not become exercisable until one year after award. Moreover, replacement stock options were not granted unless the closing stock price on the date of exercise exceeded the exercise price by at least 25%. The grant of replacement options did not result in an increase in the total combined number of shares and options held by an employee. Effective since 2005, no replacement stock options will be granted to any Tribune senior executives, including the NEOs, unless the closing stock price on the date of exercise exceeds the exercise price by at least 50%. No replacement options were granted to NEOs in 2006 because no NEO exercised a stock option.

All stock option awards made to our NEOs, or any of our other employees, are made pursuant to our Incentive Plan. As noted above, all stock options under the Incentive Plan are granted with an exercise price equal to the fair market value of our common stock on the date of grant. Fair market value is defined under the Incentive Plan to be the closing market price of a share of our common stock on the date of grant. While the Committee's charter permits delegation of the Committee's authority to grant stock options in certain circumstances, all grants to NEOs have been made by the Committee itself and not pursuant to delegated authority.

Perquisites

Our NEOs receive certain perquisites provided by or paid for by the Company. These perquisites include financial planning services, memberships in social and professional clubs, car allowances and gross up payments equal to the taxes payable on certain perquisites.

We provide these perquisites because, in many cases, the perquisite makes our executives more efficient and effective and thereby is a benefit to us. In addition, these perquisites are provided by many companies in the Peer Group to their named executive officers and it is therefore necessary for retention and recruitment purposes that we do the same.

Deferred Compensation Plans

Our Bonus Deferral Plan allows certain employees, including the NEOs, to defer receipt of MIP bonus payments.

Participants may defer up to 100% of bonus payments into a cash-based account or into an account that tracks Tribune common stock. The cash-based account appreciates at a rate equal to 120% of the long-term applicable federal rate, compounded quarterly, which is determined periodically by the Internal Revenue Service. The rate is reset by the Company on March 1 of each year and for 2006 was 5.52%. Amounts deferred into Tribune common stock accounts are credited with earnings or losses based on the return on Tribune common stock. The investment alternative is selected by the participants in the plan, and participants may not move an investment out of a Tribune stock return equivalent once it has been selected. We do not "match" amounts that are deferred by employees pursuant to the Bonus Deferral Plan. Distributions are paid in a lump sum distribution or in annual installments on or about March 1 each year commencing in the calendar year following the termination of the employee's employment with the Company.

The Bonus Deferral Plan is not funded by us, and participants have an unsecured contractual commitment from us to pay the amounts due under the Bonus Deferral Plan. When such payments are due, the cash will be distributed from our general assets.

We provide this benefit because the Committee wishes to permit our employees to defer the obligation to pay taxes on certain elements of their compensation. The Bonus Deferral Plan permits them to do this while also receiving interest on deferred amounts, as described above. Deferral of amounts into Tribune stock equivalents also further aligns the interests of management and shareholders and assists the executive with meeting ownership guideline requirements described below. We believe that this benefit is important as a retention and recruitment tool as many if not all of the companies with which we compete for executive talent provide a similar plan to their senior employees.

Post-Termination Compensation

Transitional Compensation Plan.    The NEOs do not have employment agreements and are considered "at-will" employees who may be terminated at any time by the Company. While we have not entered into formal severance agreements with any of the NEOs, we do maintain a Transitional Compensation Plan for Executive Employees (the "Transitional Compensation Plan") under which all the NEOs are covered. The Transitional Compensation Plan provides for benefits, upon a qualifying event or circumstances after there has been a "change-in-control" (as defined in the Transitional Compensation Plan) of the Company. Additional information regarding the Transitional Compensation Plan, including a definition of key terms and a quantification of benefits that would have been received by our NEOs had termination occurred on December 31, 2006, is found under the heading "Potential Payments upon Termination or Change-in-Control."

The Committee believes that the Transitional Compensation Plan is an important part of overall compensation for our NEOs, and the Committee believes that it helps to secure the continued employment and dedication of our NEOs, notwithstanding any concern that they might have at such time regarding their own continued employment, prior to or following a change in control. The Committee also believes that the Transitional Compensation Plan is important as a recruitment and retention device, as all or nearly all of the companies with which we compete for executive talent have severance or transitional compensation agreements in place for their senior employees.

Pension Plan and Supplemental Pension Plan.    The Tribune Company Pension Plan (the "Pension Plan") is a funded, tax-qualified, noncontributory defined-benefit pension plan that covers all non-union employees who had met the relevant age and service requirements, including the NEOs. We also maintain The Tribune Company Supplemental Retirement Pension Plan (the "Supplemental Pension Plan"), an unfunded plan that provides payments substantially equal to the difference between the amount that would have been payable under the Pension Plan, in the absence of legislation limiting pension benefits and earnings that may be considered in calculating pension benefits, and the amount actually payable under the Pension Plan.

Both plans were "frozen" on December 31, 1998 (the "freeze date"), and no additional service and compensation credit has accrued since the freeze date. Benefits payable under the Pension Plan are based upon the employee's years of service (up to a maximum of 35 years) and the employee's average earnings for a five calendar-year period with us and our affiliated companies as of the freeze date. Benefits are payable after retirement in the form of an annuity or a lump sum. Earnings, for purposes of the calculation of benefits under the Pension Plan, include base salary and commissions, if any. The amount of annual earnings considered in calculating benefits under the Pension Plan is limited by law. Contributions to the Pension Plan are made entirely by us and are paid into a trust fund from which the benefits of participants will be paid. Additional information regarding the Pension Plan and the Supplemental Pension Plan is found under the heading "2006 Pension Benefits."

Savings Plan and Supplemental Savings Plan.    Under the Tribune Company 401(k) Savings and Profit Sharing Plan (the "Savings Plan"), a tax-qualified retirement savings plan, non-union employees, including our NEOs, may contribute eligible base compensation on a before-tax basis, up to Internal Revenue Service limits. For calendar year 2006, the maximum contribution by employees to the Savings Plan was $15,000, plus an additional $5,000 for those employees who had attained age 50 years. In addition, the Company provides a regular company contribution equal to 4% of eligible compensation (generally, base compensation). We also provide an annual profit-sharing contribution of between 2% and 5% of base compensation depending on the financial performance of the Company for the year. For 2006, the profit-sharing contribution was 3.0% of base compensation. Amounts held in Savings Plan accounts may not be withdrawn except in the event of hardship prior to the employee's termination of employment, or such earlier time as the employee reaches the age of 59 1/2 years, subject to certain exceptions set forth in Internal Revenue Service regulations.

Pursuant to Internal Revenue Service rules, effective for 2006, the Savings Plan limits the "annual additions" that can be made to a participating employee's account to $44,000 per year. "Annual additions" include company contributions, profit-sharing contributions and salary reduction contributions made by us under Section 401(k) of the Internal Revenue Code. In addition, no more than $220,000 of annual compensation may be taken into account in computing benefits under the Savings Plan.

We have a Supplemental Defined Contribution Plan (the "Supplemental Savings Plan") paid out of the Company's general assets, which credits eligible Savings Plan participants with an amount substantially equal to the difference between the amount that, in the absence of legislation limiting company contributions to the Savings Plan, would have been allocated to an employee's company contributions and profit-sharing contributions and the amount actually allocated under the Savings Plan.

We maintain the Savings Plan for our employees, including our NEOs, because we wish to encourage our employees to save some percentage of their cash compensation for their eventual retirement. The Savings Plan permits employees to make such savings in a manner that is relatively tax efficient. We maintain the Supplemental Savings Plan because we believe that it is not equitable to limit the Company contribution portion of the program on the basis of a limit that is established by the Internal Revenue Service for purposes of federal tax policy. The Supplemental Savings Plan permits a participant to receive the same percentage of compensation in the form of company contributions as participants not subject to these limits.

Compliance

Section 162(m) of the Internal Revenue Code imposes a $1 million limit on the tax deduction for certain executive compensation payments. Performance-based compensation meeting specified requirements is exempt from this deduction limit. In 2006, the Committee granted performance-based compensation awards pursuant to the Incentive Plan that were subject to the deduction limit as well as awards that were not subject to the limit. The Committee believes that shareholders are best served by preserving the Committee's discretion and flexibility to approve non-deductible awards in appropriate circumstances consistent with corporate performance objectives.

Incentive Plan awards for February 2006 and February 2007 include express "claw-back" provisions under which awards or gains from awards may be forfeited if a participant engages in any act of fraud, insider trading or other securities law violation.

We have a policy that prohibits our directors and executive officers from engaging in selling short our common stock or engaging in hedging or offsetting transactions regarding our common stock.

Compensation & Organization Committee Report

The Compensation & Organization Committee of the Board of Directors of Tribune Company (the "Committee") oversees Tribune Company's compensation program on behalf of the Board. In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement.

In reliance on the review and discussions referred to above, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and the Company's Proxy Statement to be filed in connection with the Company's 2007 Annual Meeting of Shareholders, each of which will be filed with the Securities and Exchange Commission.

Jeffrey Chandler
Enrique Hernandez, Jr.
Robert S. Morrison, Chairman
Miles D. White

2006 Summary Compensation Table

The following table summarizes compensation awarded to, earned by or paid to the NEOs in 2006. The section of this Proxy Statement entitled "Compensation Discussion and Analysis" describes in greater detail the information reported on this table.

Name and Principal Position	Year	Salary (1)($)	Stock Awards (2)($)	Option Awards (3)($)	Non-Equity Incentive Plan Compensation (4)($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (5)($)	All Other Compensation (6)($)	Total($)

Dennis J. FitzSimons Chairman, President and Chief Executive Officer	2006	$999,327	$1,869,600	$1,942,707	$1,400,000	$17,790	$106,983	$6,336,407

Donald C. Grenesko Senior Vice President/ Finance and Administration	2006	574,346	872,480	559,200	440,325	17,197	55,616	2,519,164

Scott C. Smith President, Tribune Publishing Company and Publisher, Chicago Tribune Company	2006	578,365	934,800	579,718	425,000	15,865	73,281	2,607,029

Luis E. Lewin Senior Vice President, Human Resources	2006	358,750	903,640	338,224	219,390	5,352	38,608	1,863,964

John E. Reardon President, Tribune Broadcasting Company	2006	509,615	185,745	131,336	525,000	3,829	69,697	1,425,222

(1)
The amounts represent base salary for the 53 week fiscal year beginning December 26, 2005 through December 31, 2006.

(2)
The amounts shown in this column for Messrs. FitzSimons, Grenesko, Smith and Lewin include the entire grant date fair value of the restricted stock units granted to them in 2006 under the Incentive Plan, without regard to vesting requirements, because the entire grant date fair value of such awards was expensed in 2006 due to the fact that each of these individuals had reached the minimum retirement age and the required years of service. The amount shown in this column for Mr. Reardon includes the expense recorded in 2006 with respect to the restricted stock units granted to Mr. Reardon in 2006 plus an assumed forfeiture amount which is subtracted from the full fair value of the award when determining the required expense. The expense recorded by the Company in 2006 with respect to restricted stock unit awards was determined pursuant to Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (which we refer to as FAS 123R). See Note 16 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2006 for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to FAS 123R. For further information on these awards, see the 2006 Grants of Plan-Based Awards table.

(3)
The amounts shown in this column for Messrs. FitzSimons, Grenesko, Smith and Lewin include the entire grant date fair value of the stock options granted to them in 2006 under the Incentive Plan, without regard to vesting requirements, because the entire grant date fair value of such awards was expensed in 2006 due to the fact that each of these individuals had reached the minimum retirement age and the required years of service. The amount shown in this column for Mr. Reardon includes the expense recorded in 2006 with respect to the stock options granted to Mr. Reardon in 2006 plus an assumed forfeiture amount which is subtracted from the full fair value of the award when determining the required expense. As of December 31, 2006, the exercise price of each stock option granted to the NEOs in 2006 exceeded the trading price of Tribune's common stock and, as a result, the stock option had no value assuming exercise on such date. The expense recorded by the Company in 2006 with respect to stock option awards was determined pursuant to FAS 123R. See Note 16 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2006 for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to FAS 123R. For further information on these awards, see the 2006 Grants of Plan-Based Awards table.

(4)
The amounts shown in this column constitute payments made under the MIP. For further information regarding the MIP, see "Executive Compensation—Compensation Discussion and Analysis."

(5)
The amounts shown in this column include the aggregate of the increase in actuarial values of each of the NEO's benefits under the Pension Plan and Supplemental Pension Plan. Because the Pension Plan and Supplemental Pension Plan were frozen with respect to continued service and compensation credits effective as of December 31, 1998, the increase in actuarial values results solely from the reduction in the period of discounting over the prior year and the change in the required discount rate. None of the NEOs earned above-market or preferential earnings on deferred compensation in 2006.

(6)
The amounts shown in this column consist of perquisites, reimbursement for the payment of taxes and company contributions under Tribune's qualified and non-qualified defined contribution plans. For 2006, perquisites for the NEOs included: (i) an automobile allowance to each of the NEOs; (ii) a club allowance to Messrs. FitzSimons, Grenesko, Smith and Reardon and (iii) personal financial counseling for Messrs. FitzSimons, Smith and Reardon. For fiscal 2006, the following NEOs received the following tax reimbursements with respect to certain perquisites: Mr. FitzSimons: $6,819; Mr. Smith: $3,357; and Mr. Reardon: $7,300. Each NEO received a company contribution of $15,400 under the Tribune Company 401(k) Savings and Profit Sharing Plan, a qualified defined contribution plan. The company contributions credited to each NEO under Tribune's non-qualified defined contribution plan were: Mr. FitzSimons: $53,186; Mr. Grenesko: $23,979; Mr. Smith: $24,244; Mr. Lewin: $9,208; and Mr. Reardon: $19,600.

2006 Grants of Plan-Based Awards

The following table summarizes awards granted to the NEOs under the MIP and the Incentive Plan in 2006. Each of the NEOs participates in the MIP, a cash incentive plan, and the annual cash incentive award actually earned by each NEO is shown on the Summary Compensation Table under the "Non-Equity Incentive Plan Compensation" column. The MIP and the Incentive Plan are each described in greater detail in the section of this Proxy Statement entitled "Compensation Discussion and Analysis."

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)

								Grant Date Fair Value ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)

Dennis J. FitzSimons	2/14/2006 2/14/2006 3/9/2006 6/8/2006 9/14/2006 12/14/2006	$0	$1,231,250	$2,462,500	60,000 355 344 350 344	300,000	$31.16	$1,788,000 1,869,600 10,800 10,864 10,926 10,989

Donald C. Grenesko	2/14/2006 2/14/2006 3/9/2006 6/8/2006 9/14/2006 12/14/2006	$0	$427,500	$855,000	28,000 166 161 163 161	85,000	$31.16	$506,600 872,480 5,040 5,070 5,099 5,128

Scott C. Smith	2/14/2006 2/14/2006 3/9/2006 6/8/2006 9/14/2006 12/14/2006	$0	$460,000	$920,000	30,000 178 172 175 172	90,000	$31.16	$536,400 934,800 5,400 5,432 5,463 5,494

Luis E. Lewin	2/14/2006 2/14/2006 3/9/2006 6/8/2006 9/14/2006 12/14/2006 2/14/2006 3/9/2006 6/8/2006 9/14/2006 12/14/2006	$0	$213,000	$426,000	17,000 101 97 99 98 12,000 71 69 70 69	50,000	$31.16	$298,000 529,720 3,060 3,078 3,096 3,113 373,920 2,160 2,173 2,185 2,198

John E. Reardon	2/14/2006 2/14/2006 3/9/2006 6/8/2006 9/14/2006 12/14/2006	$0	$350,000	$700,000	20,000 118 115 117 115	60,000	$31.16	$357,600 623,200 3,600 3,621 3,642 3,663

(1)
Sets forth cash bonus award parameters under the MIP. In each case, the amount actually earned by each NEO is reported as Non-Equity Incentive Plan Compensation in the Summary Compensation Table. The amount set forth as the maximum bonus payable under the MIP to each NEO equals 200% of the NEO's target bonus. In addition, in order to ensure that awards satisfy the requirements for "performance-based compensation" under Section 162(m) of the Internal Revenue Code, the terms of the MIP provide that the maximum amount payable in any year to any participant in the MIP shall not exceed 0.2% of the Company's operating cash flow for that year. In 2006, 0.2% of Tribune's operating cash flow was approximately $2.7 million for purposes of the MIP.

(2)
Consists of restricted stock units and dividend equivalent units awarded under the Incentive Plan. Except as set forth in the following two sentences, restricted stock units vest on the basis of the passage of time and continued employment over a three-year period, with restrictions lapsing on one-third of the shares each year. The grant of 12,000 restricted stock units to Mr. Lewin was a special grant made to certain executives and key employees who were not named in the summary compensation table for the 2006 proxy statement. The special award vests in full on the basis of the passage of time and continued employment after three years from the grant date. With respect to each restricted share unit, during the vesting period, dividend equivalents accumulate and are paid in additional shares in the year in which the award vests. The dividend equivalents accumulated in 2006 are reflected immediately following the related restricted share unit grant.

(3)
Consists of options to purchase shares of our common stock awarded under the Incentive Plan. Options vest on the basis of the passage of time and continued employment over a three-year period, with one-third of the shares vesting each year.

(4)
Amounts in this column consist of the grant date fair value of the stock option or restricted stock unit award determined pursuant to FAS 123R.

Narrative to Summary Compensation Table and Plan-Based Awards Table

Employment Agreements

During 2006, each of the NEOs was an at-will employee and none of them was a party to an employment agreement with the Company.

Awards

In February 2006, the Committee established bonus targets for each of our NEOs under the MIP for 2006. The amount of the potential bonus payouts was tied to satisfaction of financial performance goals relating to operating cash flow and income from equity investments as well as the satisfaction of pre-determined individual performance goals. In each case, the MIP bonuses paid to the NEOs are reported as "Non-Equity Incentive Plan Compensation" in the Summary Compensation Table.

On February 14, 2006, the Committee granted restricted stock units to each of our NEOs pursuant to the Incentive Plan. Restricted stock units consist of an award denominated in shares of Tribune common stock. These units convert into shares of our common stock upon vesting. Restricted stock units awarded in 2006 under our Incentive Plan will vest in three annual installments on the first through third anniversaries of the date of grant, except for the grant to Mr. Lewin of 12,000 restricted stock units, which vests on the basis of the passage of time and continued employment in full three years after the grant date. Restricted stock units do not include the right to vote and may not be sold or transferred during the vesting period. Dividend equivalents on restricted stock units will be earned on the same terms and at the same rate as dividends paid to our common shareholders. Dividend equivalents vest at the same rate and at the same time as the underlying restricted stock units.

The Committee granted stock options to each of our NEOs on February 14, 2006 under our Incentive Plan. These stock options vest on the basis of the passage of time and continued employment over a three-year period with one-third vesting each year.

For grants of restricted stock units and stock options to Messrs. FitzSimons, Grenesko, Smith and Lewin, the entire grant date fair value of each award granted in 2006 was expensed in 2006 because each of these individuals had reached the minimum retirement age and the required years of service.

Salary and Bonus in Proportion to Total Compensation

We believe that a meaningful portion of each NEO's compensation should be in the form of equity awards. Our Committee believes that our current compensation program gives our NEOs a substantial alignment with shareholders, while also permitting the Committee to incentivize the NEOs to pursue specific short and long-term performance goals. See "Compensation Discussion and Analysis" for a description of the objectives of our compensation program and overall compensation philosophy.

2006 Outstanding Equity Awards at Fiscal-Year-End

The following table summarizes the outstanding equity awards held by the NEOs at the end of 2006.

	Option Awards				Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)

Dennis J. FitzSimons	200,000 29,492 46,358 53,918 200,000 15,413 19,973 15,774	300,000	$31.16 40.59 52.19 51.99 52.38 52.05 52.63 51.55 51.30	2/14/2014 2/8/2013 2/15/2010 2/13/2011 2/12/2012 2/10/2012 7/29/2007 2/16/2009 7/29/2007	61,393	$1,889,677
	20,175 54,534 20,256 95,252 30,891 21,490 275,000 61,758 22,000		51.30 51.30 50.37 50.23 48.66 46.23 45.90 48.69 43.39	2/16/2009 2/12/2012 2/16/2009 2/13/2011 2/15/2010 2/16/2009 2/11/2013 2/15/2010 7/28/2008
	21,966 125,000 53,750 21,992 17,196 21,892 17,476		43.52 40.50 40.18 43.63 44.03 44.03 44.03	7/28/2008 2/12/2012 2/13/2011 7/28/2008 7/29/2007 7/28/2008 7/29/2007

Donald C. Grenesko	75,000 16,853 21,563 18,333 60,000 8,563 13,443 18,542	85,000	$31.16 40.59 52.19 51.99 52.38 52.05 52.63 51.55 51.30	2/14/2014 2/8/2013 2/15/2010 2/13/2011 2/12/2012 2/10/2012 7/29/2007 2/16/2009 2/12/2012	28,651	$881,878
	8,763 13,612 13,634 44,304 17,652 14,507 85,000 35,290 13,200 13,179		51.30 51.30 50.37 50.23 48.66 46.23 45.90 48.69 43.39 43.52	7/29/2007 2/16/2009 2/16/2009 2/13/2011 2/15/2010 2/16/2009 2/11/2013 2/15/2010 7/28/2008 7/28/2008
	42,500 25,000 13,195 9,101 12,249 9,140		40.50 40.18 43.63 50.50 50.94 50.94	2/12/2012 2/13/2011 7/28/2008 7/29/2007 7/28/2008 7/29/2007

	Option Awards				Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)

Scott C. Smith	85,000 14,747 15,134 15,137 42,000 13,436 10,482 15,305	90,000	$31.16 40.59 52.19 51.99 52.38 52.05 51.60 51.60 51.09	2/14/2014 2/8/2013 2/15/2010 2/13/2011 2/12/2012 2/10/2012 2/16/2009 7/29/2007 2/12/2012	30,697	$944,854
	13,536 13,634 30,714 15,391 1,870 14,485 70,000 30,878 15,399 11,500		51.09 50.37 50.37 49.00 49.00 46.23 45.90 48.69 43.39 43.52	2/16/2009 2/16/2009 2/13/2011 2/15/2010 12/31/2011 2/16/2009 2/11/2013 2/15/2010 7/28/2008 7/29/2007
	15,376 35,000 17,500 15,394 14,095 10,543 10,838		43.52 40.50 40.18 43.63 52.50 52.50 52.50	7/28/2008 2/12/2012 2/13/2011 7/28/2008 7/28/2008 7/29/2007 7/29/2007

Luis E. Lewin	57,000 50,000 65,000 65,000 8,000 1,610 75,000 50,000 4,034	50,000	$31.16 40.59 52.05 45.90 40.50 37.43 37.43 40.18 38.63 34.25	2/14/2014 2/8/2013 2/10/2012 2/11/2013 2/12/2012 12/31/2011 12/31/2011 2/13/2011 2/15/2010 7/28/2008	29,674	$913,366

	Option Awards				Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)

John E. Reardon	40,000 5,396 7,607 8,770 38,000 5,333 6,294 5,389	60,000	$31.16 40.59 52.19 51.99 52.38 52.05 52.63 51.60 51.60	2/14/2014 2/8/2013 2/15/2010 2/13/2011 2/12/2012 2/10/2012 7/29/2007 2/16/2009 7/29/2007	20,465	$629,913
	8,877 6,324 1,723 1,567 6,367 15,727 2,519 5,338 6,825 45,000		51.09 51.09 50.37 50.37 50.37 50.23 48.57 48.66 46.23 45.90	2/12/2012 2/16/2009 12/31/2011 12/31/2011 2/16/2009 2/13/2011 2/15/2010 2/15/2010 2/16/2009 2/11/2013
	15,667 11,261 7,090 7,079 20,000 8,750 14,178 2,406		48.69 47.98 43.39 43.52 40.50 40.18 43.63 38.63	2/15/2010 7/29/2007 7/28/2008 7/28/2008 2/12/2012 2/13/2011 7/28/2008 2/15/2010

(1)
Includes replacement stock options. Prior to 2004, replacement stock options ("replacement options") were granted simultaneously with the exercise of the original stock option if an NEO or other key employee exercised a stock option by surrendering currently owned shares to purchase the shares subject to the original stock options as well as to satisfy related tax withholding obligations. In February 2004, Tribune suspended the practice of issuing new stock options with a replacement feature. Replacement stock options are subject to the same terms and conditions as the original options, including the expiration date, except that the exercise price of a replacement stock option is the fair market value on the date of its grant rather than the exercise price of the original stock option. Also, replacement stock options do not become exercisable until one year after award. Moreover, replacement stock options were not granted unless the closing stock price on the date of exercise exceeded the exercise price by at least 25%. The grant of replacement options did not result in an increase in the total combined number of shares and options held by an employee. Effective since 2005, no replacement stock options will be granted to any Tribune senior executives, including the NEOs, unless the closing stock price on the date of exercise exceeds the exercise price by at least 50%.

(2)
All stock options other than those granted in February 2006 are fully vested. The terms of each of the stock options granted in February 2006 provide that the stock options vest based on the passage of time and continued employment over a three-year period with one-third vesting each year. In 2005, pursuant to Committee authorization, we accelerated the vesting of each of the stock options granted on February 11, 2003, February 10, 2004 and February 8, 2005 to the date such action was taken. The accelerated vesting of those stock options was one of several actions taken to reduce stock-based compensation expense that will be recorded in future years pursuant to FAS 123R. Restricted stock units awarded to NEOs in February 2006 vest over a three-year period, with restrictions lapsing on one-third of the shares each year, except for the 12,000 restricted stock units granted to Mr. Lewin and the related dividend equivalents, which vest in full on the basis of the passage of time and continued employment three years after the grant date.

2006 Option Exercises and Stock Vested

The following table summarizes for each NEO the number of shares the officer acquired on the exercise of stock options and the number of shares the officer acquired on the vesting of stock awards in 2006.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Dennis J. FitzSimons	0	$0	0	$0

Donald C. Grenesko	0	0	0	0

Scott C. Smith	0	0	0	0

Luis E. Lewin	0	0	0	0

John E. Reardon	0	0	0	0

2006 Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payment During Last Fiscal Year ($)

Dennis J. FitzSimons	Tribune Company Pension Plan	16	$694,169	$0

	Tribune Company Supplemental Retirement Plan	16	211,932	0

Donald C. Grenesko	Tribune Company Pension Plan	18	676,162	0

	Tribune Company Supplemental Retirement Plan	18	55,832	0

Scott C. Smith	Tribune Company Pension Plan	21	517,851	0

	Tribune Company Supplemental Retirement Plan	21	314,809	0

Luis E. Lewin	Tribune Company Pension Plan	11	224,449	0

	Tribune Company Supplemental Retirement Plan	11	7,139	0

John E. Reardon	Tribune Company Pension Plan	13	297,730	0

	Tribune Company Supplemental Retirement Plan	13	41,629	0

The NEOs participate in the Pension Plan and the Supplemental Pension Plan. Because the Internal Revenue Code places certain limitations on the amount of pension benefits that may be paid under qualified plans, any benefits payable in excess of those limitations will be paid under the Supplemental Pension Plan. These amounts are estimated on the assumption that the executive will commence receiving benefits at age 62, the executive's unreduced retirement age, and that the executive will receive pension benefits in the form of a life annuity with no surviving benefits.

Until December 31, 1998, the annual pension benefit under the plans, taken together, was generally determined by the executive's credited years of service (up to a maximum of 35 years) multiplied by a percentage of the executive's final average compensation (compensation during the final five years of employment). Compensation for this purpose is generally defined as a participant's base compensation plus commissions, if any. The Pension Plan and the Supplemental Pension Plan were frozen at December 31, 1998 so that participants' service and compensation after that date will not be counted in computing benefits. The NEOs will be entitled to receive under the Pension Plan and the Supplemental Pension Plan annual benefits upon retirement at age 65 until death as follows: Mr. FitzSimons, $108,498; Mr. Grenesko, $79,852; Mr. Smith, $101,107; Mr. Lewin, $25,500 and Mr. Reardon, $49,649.

The Pension Plan covering the NEOs provides for an early retirement subsidy for those individuals who have attained age 55 with ten years of service under the plan. For purposes of early retirement eligibility, attained age and years of service both before and after the "freeze date" are counted. The early retirement subsidy provides for a benefit at age 62 equal to 100% of the benefit payable at age 65; a benefit payable at age 60 equal to 92% of the benefit payable at age 65; and a benefit at age 55 equal to 67% of the benefit payable at age 65. As of December 31, 2006, Messrs. FitzSimons, Grenesko, Smith and Lewin have met the eligibility requirements for the early retirement subsidy. Mr. Reardon has not yet met the age requirement for the early retirement subsidy.

Benefits under the Pension Plan were calculated under separate formulas for service prior to 1989 and for service between January 1, 1989 and December 31, 1998. For service and compensation prior to 1989, the benefit was equal to the participant's years of credited service prior to 1989 multiplied by the sum of (i) 0.8% percent of the participant's average earnings for the five-year period prior to December 31, 1998 up to Social Security covered compensation plus (ii) 1.2% of the participant's average earnings in that period in excess of Social Security covered compensation. For service and compensation between January 1, 1989 and December 31, 1998, the benefit was equal to the participant's years of credited service during that period multiplied by the sum of (i) 1.2% percent of the participant's average earnings during that period up to Social Security covered compensation plus (ii) 1.6% of the participant's final five year average earnings during that period in excess of Social Security covered compensation. Mr. FitzSimons and Mr. Grenesko had more credited service under the formula generally applicable to service between January 1, 1989 and December 31, 1998 as a result of their service at business units where the formula was in effect for a longer period. Years of service under these formulas cannot exceed 35. Contributions to the Pension Plan are made entirely by us and are paid into a trust fund from which the benefits of participants will be paid.

The unfunded Supplemental Pension Plan provides out of our general assets an amount substantially equal to the difference between the amount that would have been payable under the Pension Plan, in the absence of laws or regulations limiting pension benefits and earnings that may be considered in calculating pension benefits, and the amount actually payable under the Pension Plan. Amounts payable under the Supplemental Pension Plan are immediately payable in a lump sum to participants in the event of a change in control of Tribune, as defined in the plan. The NEOs were not provided with extra years of credited service under the Pension Plan or the Supplemental Pension Plan beyond service actually earned with Tribune.

In the table above, the present value of the current accrued benefits with respect to each NEO under both the Pension Plan and the Supplemental Pension Plan is based on the following assumptions:

  •
  Discount rate: 5.75%

  •
  Mortality Table: RP-2000 Combined Healthy Mortality Table

  •
  Pension Plan Measurement Date: Disclosure of the actuarial present value of the NEO's accumulated benefit under each plan and the number of years of service credited to the NEO under each plan reported in the table is computed as of the same pension plan measurement date for financial statement reporting purposes with respect to the audited financial statements for the Company's last completed fiscal year.

  •
  Early Retirement Age: 62

2006 Nonqualified Deferred Compensation

Name	Plan Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY(1) ($)	Aggregate Earnings in Last FY(2) ($)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at Last FYE ($)

Dennis J. FitzSimons	Bonus Deferral	$0	$0	$104,131	$0	$2,760,751

	Supplemental Savings Plan	0	53,186	29,811	0	714,788

Donald C. Grenesko	Bonus Deferral	0	0	64,601	0	1,446,455

	Supplemental Savings Plan	0	23,979	16,445	0	393,283

Scott C. Smith	Bonus Deferral	0	0	25,397	0	478,862

	Supplemental Savings Plan	0	24,244	16,250	0	388,845

Luis E. Lewin	Bonus Deferral	0	0	1,793	0	77,742

	Supplemental Savings Plan	0	9,208	6,188	0	148,680

John E. Reardon	Bonus Deferral	0	0	11,616	0	309,680

	Supplemental Savings Plan	0	19,600	12,780	0	306,138

(1)
Amounts in this column are included in the "All Other Compensation" column in the Summary Compensation Table.

(2)
Amounts in this column are not included in the Summary Compensation Table.

The 2006 Nonqualified Deferred Compensation table presents amounts deferred under our Bonus Deferral Plan, which allows certain employees, including the NEOs, to defer receipt of MIP bonus payments. Participants may defer up to 100% of bonus payments into a cash-based account or into an account that tracks Tribune common stock. The cash-based account appreciates at a rate equal to 120% of the long-term applicable federal rate, compounded quarterly, which is determined periodically by the Internal Revenue Service. The rate is reset by the Company on March 1 of each year and for 2006 was 5.52%. Amounts deferred into Tribune common stock accounts are credited with earnings or losses based on the return on Tribune common stock. The investment alternative is selected by the participants in the plan, and participants may not move an investment out of a Tribune stock return equivalent once it has been selected. We do not "match" amounts that are deferred by employees pursuant to the Bonus Deferral Plan. Distributions are paid in a lump sum distribution or in annual installments on or about March 1 each year commencing in the calendar year following the termination of the employee's employment with the Company.

The table also presents amounts deferred under our Supplemental Savings Plan. Under the Supplemental Savings Plan, participants are credited with an amount substantially equal to the difference between the amount that, in the absence of legislation limiting company contributions to our Savings Plan, would have been allocated to an employee's account as company contributions or profit- sharing contributions, minus the amount actually allocated under the Savings Plan. In this way, participants receive the same percentage of earnings under the Savings Plan and Supplemental Savings Plan as is provided to participants who are not subject to legislation limiting additions to the Savings Plan. Deferred amounts are credited with earnings or losses under substantially the same terms as are provided under the Deferred Compensation Plan. Distributions are paid in a lump sum distribution or in annual installments on or about March 1 each year commencing in the calendar year following the termination of the employee's employment with the Company.

Potential Payments Upon Termination or Change-in-Control

We have not entered into employment or severance agreements with the NEOs and they are generally not contractually entitled to any additional compensation or benefits following termination of employment. However, as noted under "Compensation Discussion and Analysis—Post-Termination Compensation—Transitional Compensation Plan," each of our NEOs is eligible for benefits under a Transitional Compensation Plan, which provides for payments and other benefits if the NEO is terminated under circumstances specified in the Transitional Compensation Plan within three years following a Change in Control of Tribune Company.

Under the Transitional Compensation Plan, an NEO becomes entitled to benefits only if we have undergone a Change in Control during the three-year period prior to the NEO's termination of employment.

For purposes of this plan, a "Change in Control" means:

  •
  the acquisition, other than from Tribune, by a person, entity or group of 20% or more of the combined voting power of Tribune's outstanding voting securities;

  •
  a change in the composition of the Board whereby the incumbent directors cease to constitute at least a majority of the Board without the approval of the Board; or

  •
  consummation of a merger or reorganization of Tribune where the shareholders of Tribune prior to the merger or reorganization do not own more than 50% of the reorganized company or a liquidation or dissolution of Tribune or the sale of all or substantially all of the assets of Tribune.

Under the Transitional Compensation Plan, each NEO is eligible for benefits upon termination of employment within 36 months following a Change in Control. A participant is eligible for benefits for termination prior to a Change in Control if the termination was at the request of any third party participating in or causing the Change in Control or otherwise in anticipation of a Change in Control. In addition, Transitional Compensation Plan benefits will only be available if the participant's termination of employment was not:

  •
  on account of his death;

  •
  on account of a physical or mental condition that would entitle him to long-term disability benefits under the Tribune Company Long-Term Disability Plan;

  •
  for conduct involving dishonesty or willful misconduct which, in either case, is detrimental in a significant way to the business of Tribune Company or any of its subsidiaries; or

  •
  on account of the employee's voluntary resignation.

For purposes of the NEOs covered under the Transitional Compensation Plan, a resignation shall not be considered to be "voluntary": (a) if the resignation by Mr. FitzSimons or Mr. Grenesko occurs during the 30-day period immediately following the first anniversary of the Change in Control; or (b) if the resignation occurs after a successor refuses to assume and agree to perform Tribune Company's obligations under the Plan or (c) if, subsequent to the Change in Control and prior to such resignation, there has been a reduction in the nature or scope of the participant's authority or duties, a reduction in the Participant's compensation or benefits or a change in the city in which he is required to perform his duties.

Payment Obligations Under Transitional Compensation Plan upon Termination of Employment of NEO

Upon a termination under the circumstances outlined above, NEOs would be entitled to a lump sum payment equal to three times the sum of (1) the highest annual rate of the executive's base salary in effect within three years of the date of the participant's termination; plus (2) 200% of the participant's target bonus payable for the year in which the change in control occurs. The Transitional Compensation Plan would also provide outplacement benefits in an amount up to 25% of a participant's base salary and continuation of medical, life insurance and disability benefits for up to three years. This table shows the amounts that would be paid under those circumstances. It assumes that the termination took place on December 31, 2006 and that benefits costs continue at 2006 levels.

	Mr. FitzSimons	Mr. Grenesko	Mr. Smith	Mr. Lewin	Mr. Reardon
Severance Payment	$10,342,500	$4,275,000	$4,485,000	$2,343,000	$3,600,000
Outplacement	$246,250	$142,500	$143,750	$88,750	$125,000
Benefits Continuation	$38,337	$26,422	$26,445	$25,450	$36,143

In addition, all outstanding equity awards would be deemed vested and exercisable upon a change in control of Tribune as defined in the applicable plan and in grant agreements evidencing awards. The definitions of change in control are essentially the same as described above. Settlement of outstanding awards as of December 31, 2006 would have resulted in payments of the following amounts based on a price of $30.78, the closing price of Tribune's common stock on December 29, 2006, the last trading day prior to that date:

	Mr. FitzSimons	Mr. Grenesko	Mr. Smith	Mr. Lewin	Mr. Reardon
Options	0	0	0	0	0
Restricted Stock Units(1)	$1,889,677	$881,878	$944,854	$913,366	$629,913

(1)
Includes dividend equivalent units

Under the Transitional Compensation Plan, the NEOs would also be eligible to receive a "gross-up" payment from us to the extent that they incur excise taxes under Section 4999 of the Internal Revenue Code and to account for the income tax liability resulting from the "gross-up." Had a payment been made to the NEOs under the Transitional Compensation Plan as a result of termination or pursuant to the vesting of outstanding equity awards as of December 31, 2006, they would have been entitled to receive a "gross-up" payment in the following amounts: Mr. FitzSimons: $3,759,265; Mr. Grenesko: $0; Mr. Smith: $0; Mr. Lewin: $852,541; and Mr. Reardon: $1,498,993.

Upon a Change in Control as defined in Section 409A of the Internal Revenue Code, NEOs are entitled to a lump sum payment of the present value of their accrued benefits in the Tribune Supplemental Pension Plan. This is the same benefit as that which is set forth in the 2006 Pension Plan Table as payable to each NEO under the Tribune Supplemental Retirement Plan. Based on calculations using assumptions applicable to a change-in-control effective December 31, 2006, the amounts payable to the NEOs would be: Mr. FitzSimons: $195,550; Mr. Grenesko: $51,027; Mr. Smith: $290,895; Mr. Lewin: $6,529; and Mr. Reardon: $39,339. NEOs would also receive a lump sum distribution of their account balances in the Tribune Bonus Deferral Plan and Supplemental Savings Plan. These amounts are set forth in the 2006 Nonqualified Deferred Compensation Table as of December 31, 2006.

In certain circumstances, we fund trusts established to secure obligations to make payments under the Transitional Compensation Plan. Execution of a release of claims is not a prerequisite to the receipt of payments under the Transitional Compensation Plan. The Transitional Compensation Plan does not include noncompete, nonsolicit, nondisparagement or confidentiality requirements.

2006 NON-EMPLOYEE DIRECTOR COMPENSATION

Directors who are our employees receive no additional compensation for service as a director. In 2006, the non-employee directors received a combination of cash payments and equity-based compensation as shown in the table below and were also reimbursed for actual out-of-pocket expenses incurred in attending meetings. Ms. Kathryn C. Turner served on the Board from January 1 through May 2, 2006, but did not receive any compensation for her service during such time.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)

Jeffrey Chandler	$75,000	$75,000	$150,000

Roger Goodan	75,000	75,000	150,000

Enrique Hernandez, Jr.	85,000	75,000	160,000

Betsy D. Holden	81,000	75,000	156,000

Robert S. Morrison	85,000	75,000	160,000

William A. Osborn	96,000	75,000	171,000

J. Christopher Reyes	81,000	75,000	156,000

William Stinehart, Jr.	75,000	75,000	150,000

Dudley S. Taft	81,000	75,000	156,000

Miles D. White	75,000	75,000	150,000

(1)
Following are outstanding stock and stock option awards held by the non-employee directors as of December 31, 2006 (in the case of deferred stock awards, exclusive of dividend equivalent shares):

Name	Outstanding Stock Awards (#)	Outstanding Stock Options (#)
Jeffrey Chandler	10,553	19,200
Roger Goodan	10,550	45,200
Enrique Hernandez, Jr.	9,412	15,200
Betsy D. Holden	7,239	7,200
Robert S. Morrison	8,702	11,200
William A. Osborn	8,959	11,200
J. Christopher Reyes	4,908	0
William Stinehart, Jr.	10,952	31,700
Dudley S. Taft	18,660	31,200
Miles D. White	4,291	0

The outstanding stock options set forth in the table above represent stock options granted to the directors prior to 2005, including, for Messrs. Goodan and Stinehart, stock options that were granted to them in connection with their service as directors of The Times Mirror Company prior its acquisition by the Company in 2000. Each of the stock options referenced above is fully vested.

Cash Compensation

Cash retainer. In 2006, each non-employee director received a $75,000 cash retainer.

Attendance Fees. Directors do not receive fees for attendance at Board or committee meetings.

Committee Chairs and Membership. In light of the significant responsibilities imposed on certain Board committee members, in 2006 the Audit Committee chair was paid an additional $15,000 cash retainer and the chairs of each of the Compensation & Organization Committee and the Nominating & Governance Committees were paid an additional $10,000 cash retainer. In addition, in 2006, all Audit Committee members, including the chairman of the Audit Committee, received an additional $6,000 cash retainer.

Equity-Based Compensation

Stock Awards. In 2006, each non-employee director received a $75,000 stock award. The number of shares awarded was based on the closing price of Tribune stock on the date of the annual meeting, May 2, 2006.

Stock Options. Beginning in 2005, directors no longer received stock option grants as part of their overall compensation package.

Directors may defer receipt of all or a portion of their stock awards and cash retainers. Directors who elect to defer amounts are credited with dividend or other deemed income, based on investment alternatives they select. Payment of deferred account balances will be made in one or more installments as elected by participating directors upon termination of Board service.

The Board encourages outside directors to own Tribune common stock to further align their interests with those of Tribune's shareholders. Accordingly, directors are not permitted to transfer the shares of Tribune common stock they receive as stock awards until after they retire from Board service.

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

In order to submit proposals for consideration at an annual meeting, shareholders must comply with the procedures set forth in Tribune's By-Laws and securities laws, rules and regulations. Tribune's By-Laws provide that in order for a shareholder to propose business for consideration at an annual meeting, notice of the proposal must be delivered to Tribune not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year's annual meeting. Accordingly, a shareholder proposal intended to be considered at the 2008 annual meeting must be received by Tribune after the close of business on January 10, 2008 and prior to the close of business on February 11, 2008. However, under securities laws, if a shareholder desires to have the proposal included in Tribune's proxy statement for the 2007 annual meeting, notice of the proposal must be delivered to Tribune on or before December 10, 2007.

Shareholders may also nominate a candidate for election as a director. Tribune's By-Laws provide that notice of shareholder nominations for election of directors must be received by Tribune not less than 90 days and not more than 120 days prior to the meeting at which directors are to be elected. As more fully described in Tribune's By-Laws, this notice must include the proposed nominee's name, age, business and residence addresses, and principal occupation, the number of shares of Tribune common stock he or she beneficially owns, and a signed consent of the proposed nominee to serve as a director of Tribune if elected. The advance notice requirement affords the Nominating & Governance Committee the opportunity to consider the qualifications of the proposed nominee and, to the extent deemed necessary or desirable by the Board, inform shareholders about these qualifications.

Proposals and director nominations should be directed to Tribune Company, 435 North Michigan Avenue, Chicago, Illinois 60611, Attention: Corporate Secretary. Only proposals and director nominations that meet the requirements set forth in Tribune's By-Laws will be considered. Tribune's By-Laws and additional information regarding shareholder proposals and director nominations are available on Tribune's website at www.tribune.com.

PROXY SOLICITATION EXPENSES AND ELECTRONIC DELIVERY

Tribune will pay all expenses incurred in connection with the printing and delivery of proxy materials and the solicitation of proxies. Following the initial printing and delivery of proxy materials and the solicitation of proxies by mail, Tribune directors, officers and other employees may solicit proxies in person or by telephone, but without extra compensation. In addition, Tribune has retained Innisfree M&A Incorporated to assist in the solicitation of proxies for a fee not to exceed $25,000, plus reimbursement of out-of-pocket expenses. This solicitation may be made by mail, email, telephone or in person. Tribune will, upon request, reimburse the reasonable charges and expenses of brokerage houses or other nominees or fiduciaries for forwarding proxy materials to, and obtaining authority to execute proxies from, beneficial owners for whose account they hold Tribune stock.

Shareholders can help save significant printing and mailing expenses by consenting to access the proxy statement, proxy card and annual report for future meetings electronically over the Internet. If you hold shares in your name (instead of through a broker), you can choose this option by following the instructions at the Internet voting website at www.computershare.com/us/ecomms. If you hold your shares through a broker, you should follow the instructions regarding electronic delivery, if any, provided by your broker.

ANNUAL REPORT

The Tribune Company 2006 Annual Report, a report to shareholders that includes Tribune's Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (without exhibits), is being distributed with this proxy statement, but neither the Tribune Company 2006 Annual Report nor the information contained in the Annual Report on Form 10-K is incorporated in this proxy statement and neither is part of the proxy soliciting materials. Requests for additional copies of this proxy statement or the Tribune Company 2006 Annual Report (including the Annual Report on Form 10-K) may be made by contacting the Corporate Relations Department, Tribune Company, 435 North Michigan Avenue, Chicago, Illinois 60611, telephone (800) 757-1694, or through Tribune's website at www.tribune.com.

By Order of the Board of Directors,

Crane H. Kenney
 Senior Vice President, General Counsel and Secretary

April 6, 2007

TRIBUNE

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Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.		☒

Annual Meeting Proxy Card	123456	C0123456789	12345

            IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A
Election of Directors—The Board of Directors recommends a vote FOR the nominees listed.

1.    Nominees:            01—Jeffrey Chandler            02—William A. Osborn            03—Miles D. White

☐	Mark here to vote FOR all nominees
☐	Mark here to WITHHOLD vote from all nominees
		01	02	03
☐	For All EXCEPT–To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	☐	☐	☐
B
Ratification of Accountants—The Board of Directors recommends a vote FOR proposal 2.

		For	Against	Abstain
2.	Ratification of independent accountants.	☐	☐	☐
C
Shareholder Proposal—The Board of Directors recommends a vote AGAINST proposal 3.

		For	Against	Abstain
3.	Shareholder proposal concerning Tribune's classified board of directors.	☐	☐	☐
4.	With discretionary power in the transaction of such other business as may properly come before the meeting or any adjournment thereof.
D
Authorized Signatures—This section must be completed for your vote to be counted.—Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) - Please print date below.	Signature 1 - Please keep signature within the box.	Signature 2 - Please keep signature within the box.

/ /

☐	C1234567890 JNT	Mr A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A
	1 U P X 0 1 2 1 8 0 1	SAMPLE AND MR A SAMPLE

Dear Shareholder:

Your vote is important! We encourage you to vote your shares promptly and to take advantage of Internet or telephone voting, both of which are available 24 hours a day, seven days a week. If you vote on the Internet or by telephone, please do not mail your proxy card.
Receive Future Proxy Materials Electronically

Help us make a difference by eliminating paper proxy mailings to your home or business. With your consent, we will send all future voting materials to you by email, along with a link to Tribune's proxy voting site. To register for electronic delivery of future proxy materials, go to www.computershare.com\us\ecomms and follow the prompts.

            IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

TRIBUNE

Proxy — TRIBUNE COMPANY

Proxy for Annual Meeting of Shareholders to be held May 9, 2007

Solicited by the Board of Directors

I hereby appoint Dennis J. FitzSimons and Crane H. Kenney, or either of them, as proxies to vote all the shares of Tribune Company common stock that I may be entitled to vote at the Annual Meeting of Shareholders to be held on May 9, 2007, or at any adjournment thereof, as specified on the reverse side of this proxy card with respect to:
1.	the election of directors—the nominees are Jeffrey Chandler, William A. Osborn and Miles D. White—to serve until the 2010 Annual Meeting;
2.	the ratification of the selection of PricewaterhouseCoopers LLP as independent accountants;
3.	a shareholder proposal concerning Tribune's classified Board of Directors; and
4.	discretionary power in the transaction of such other business as may properly come before the meeting or any adjournment thereof.

Please see the instructions on the reverse side to vote by telephone or on the Internet. To vote by mail, please complete, sign and date this proxy card on the reverse side and mail promptly in the enclosed envelope. Tribune's Board of Directors recommends a vote FOR the election of the nominees listed, FOR the ratification of independent accountants and AGAINST the shareholder proposal. If no direction is given, this proxy will be voted FOR proposals 1 and 2 and AGAINST proposal 3, and the proxies will vote in their discretion upon such other business as may properly come before the meeting or any adjournment thereof.

As described in the proxy statement, if there are shares of Tribune Company common stock allocated to you in Tribune's employee benefit plans, the instructions you give on this proxy card or by telephone or on the Internet will be used as instructions to the trustee or nominee of the plans to vote all of your shares in the plans at the annual meeting and any adjournment thereof. Your instructions will also be used to authorize the trustee or nominee to vote in its judgment on such other business as may properly come before the meeting and any adjournment thereof.

QuickLinks

TABLE OF CONTENTS
PROXY STATEMENT
ABOUT THE MEETING
STOCK OWNERSHIP
CORPORATE GOVERNANCE
BOARD OF DIRECTORS
PROPOSALS TO BE VOTED UPON
AUDIT COMMITTEE
EXECUTIVE COMPENSATION
2006 NON-EMPLOYEE DIRECTOR COMPENSATION
SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS
PROXY SOLICITATION EXPENSES AND ELECTRONIC DELIVERY
ANNUAL REPORT